UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Coeur d’Alene Mines Corporation

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COEUR D’ALENE MINES CORPORATION

505 Front Avenue

Post Office Box I

Coeur d’Alene, Idaho 83816

Dear Shareholder:

2011 was a year of transformation for Coeur. In 2011, we achieved record financial and operating performance and realized the first full year of production at our three newest precious metals mines. We are committed to producing shareholder value by operating consistently, containing costs, exploring aggressively for new ounces of silver and gold and pursuing value-creating growth. At the same time, we remain dedicated to protecting shareholder value by fostering a culture that has the highest regard for environmental stewardship, employee health and safety, and maintaining constructive relationships in the communities where we operate.

At this year’s Annual Meeting of Shareholders, the Board of Directors recommends you vote promptly on the following proposals that will continue positioning your Company for the future:

•	Elect our Board of Directors;

•	Approve an advisory resolution on executive compensation;

•	Ratify the appointment of KPMG as our independent registered public accounting firm; and

•	Transact such other business that properly comes before the Annual Meeting.

We hope you will attend this year’s Annual Meeting of Shareholders, to be held at The Harvard Club of New York City, 35 West 44th Street, New York, New York at 9:30 a.m., local time, on May 8, 2012.

Only shareholders of record at the close of business on March 12, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

Respectfully,

/s/    Mitchell J. Krebs

MITCHELL J. KREBS,

President, Chief Executive Officer and Director

Coeur d’Alene, Idaho

March 21, 2012

COEUR D’ALENE MINES CORPORATION

505 Front Avenue

Post Office Box I

Coeur d’Alene, Idaho 83816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Notice is hereby given that our Annual Meeting of Shareholders will be held at The Harvard Club of New York City, 35 West 44th Street, New York, New York, on Tuesday, May 8, 2012, at 9:30 a.m., local time, for the following purposes:

1. Elect the nine directors named in the Proxy Statement to serve for the ensuing year and until their respective successors are duly elected and qualified;

2. Approve an advisory resolution on executive compensation;

3. Ratify the appointment of KPMG as our independent registered public accounting firm; and

4. Transact such other business as properly may come before the Annual Meeting.

Nominees for directors to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on March 12, 2012, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2012. OUR PROXY STATEMENT IS ATTACHED. FINANCIAL AND OTHER INFORMATION CONCERNING COEUR D’ALENE MINES CORPORATION IS CONTAINED IN OUR 2011 ANNUAL REPORT TO SHAREHOLDERS. YOU MAY ACCESS THIS PROXY STATEMENT AND OUR 2011 ANNUAL REPORT TO SHAREHOLDERS AT http://bnymellon.mobular.net/bnymellon/cde

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1. By Internet: go to http://www.proxyvoting.com/cde;

2. By toll-free telephone: call 1-866-540-5760; or

3. By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Shareholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors,

/s/    Mitchell J. Krebs

MITCHELL J. KREBS

President, Chief Executive Officer and Director

Coeur d’Alene, Idaho

March 21, 2012

COEUR D’ALENE MINES CORPORATION

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

MAY 8, 2012

General

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of shareholders for shares to be voted at the Annual Meeting of Shareholders to be held at The Harvard Club of New York City, 35 West 44th Street, New York, New York, on Tuesday, May 8, 2012, at 9:30 a.m., and any and all adjournments or postponements thereof.

Shareholders of record may revoke their proxies or change voting instructions by submitting a later-dated vote in person at the annual meeting, or at any time before the polls close by the Internet, telephone or mail, or by delivering instructions to our Corporate Secretary. If you hold shares through a broker, bank, or other nominee, you should contact that nominee if you wish to revoke or change previous voting instructions.

This proxy statement and the accompanying proxy are first being made available to our shareholders on or about March 21, 2012.

Pursuant to applicable Idaho law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to be held on May 8, 2012: The Company’s Proxy Statement and Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/cde.

VOTING SECURITIES

All shareholders of record as of the close of business on March 12, 2012 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date. As of the close of business on March 12, 2012, a total of 89,904,158 shares of our common stock were outstanding.

Shares represented by a signed proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote as recommended by the Board of Directors:

•	FOR the election of the nine nominees for directors listed herein (or their substitutes in the event any of the nominees is unavailable for election);

•	FOR the approval of the advisory resolution on executive compensation;

•	FOR the ratification of KPMG as our independent registered public accounting firm; and

•	in their discretion with respect to such other business as properly may come before the Annual Meeting.

If you received a paper copy of the proxy materials by mail and wish to vote your proxy by mail, mark your vote on the enclosed proxy card; then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions set forth on the Notice of Annual Meeting of Shareholders included with this proxy statement or the Notice of Internet Availability of Proxy Materials mailed to our shareholders on or about March 21, 2012.

Directors will be elected by a plurality of the shares represented at the Annual Meeting in person or proxy. Approval of each of the other proposals requires the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

If you hold your shares in street name in a brokerage account, it is critical that you cast your vote if you want it to count in the election of directors (Proposal No. 1 of this proxy statement) or the advisory resolution on executive compensation (Proposal No. 2 of this proxy statement). Recent changes in regulations take away the ability of your broker to vote your uninstructed shares in these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors or the advisory resolution on executive compensation, then no votes will be cast on your behalf with respect to these matters.

We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or electronic mail and acting without special compensation. We have retained Morrow & Co. LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow & Co. LLC’s fee will be $7,500 plus out-of-pocket expenses.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Director and Nominee Experience and Qualifications

The Company’s Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee reviews and makes recommendations regarding the composition and size of the Board of Directors in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The Nominating and Corporate Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when assessing the composition of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

As set forth in our Corporate Governance Guidelines, the membership criteria include items relating to ethics, integrity and values, sound business judgment, professional experience, industry knowledge, and diversity of viewpoints all in the context of an assessment of the perceived needs of the Board at that point in time. The Board, as a whole, should possess a variety of skills, occupational and personal backgrounds, experiences and perspectives necessary to oversee the Company’s business. In addition, Board members generally should have relevant technical skills or financial acumen that demonstrates an understanding of the financial and operational aspects of a large, complex organization like the Company, including the associated risks. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates and considering incumbent directors for renomination, the Board and the Nominating and Corporate Governance Committee have not formulated any specific minimum qualifications, but rather consider a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

•	Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and identify and develop leadership qualities in others.

•	Knowledge of our industry, particularly mining of silver and gold, which is relevant to understanding the Company’s business and strategy.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan.

•	Legal experience, which is relevant to assisting with the Board’s responsibilities to oversee the Company’s legal and compliance matters.

•	Risk management experience, which is relevant to the Board’s oversight of the risks facing the Company.

•

Financial/accounting experience, and particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure and financial statements.

•	Government/regulatory experience, which is relevant to the Company as it operates in a heavily regulated industry that is directly affected by governmental actions.

•	Strategic planning experience, which is relevant to the Board’s review of the Company’s strategies and monitoring their implementation and results.

•	Talent management experience, which is valuable in helping the Company attract, motivate and retain top candidates for positions at the Company.

•	International experience, which is particularly important given our global presence, particularly in Latin America.

•

Public company board service, as directors who have experience serving on other public company Boards generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management.

Nine directors are to be elected at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion, or the Board may reduce its size.

Nominee	Age	Director Since
Robert E. Mellor	68	1998
Chairman of the Board of Coeur d’Alene Mines Corporation since July 2011. Chairman, chief executive officer and president of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; lead director and member of the board of directors of The Ryland Group, Inc. (national residential home builder) since 1999 and member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) from 2002 to 2007 and re-appointed in 2010. Mr. Mellor holds a Bachelor of Arts degree in Economics from Westminister College and a Juris Doctor from Southern Methodist University. As the former chairman of the board and chief executive officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, talent management, operations and strategic planning experience. Mr. Mellor also brings to the Board public company board experience through his service on the boards of The Ryland Group, Inc. and Monro Muffler/Brake, Inc.

James J. Curran	72	1989
Chairman of the board and chief executive officer of First Interstate Bank, Northwest Region (Alaska, Idaho, Montana, Oregon and Washington) from October 1991 to April 1996; Chairman of the board and chief executive officer of First Interstate Bank of Oregon, N.A. from February 1991 to October 1991; chairman and chief executive officer of First Interstate Bank of Denver, N.A. from March 1990 to January 1991; chairman, president and chief executive officer of First Interstate Bank of Idaho, N.A. from July 1984 to March 1990. Mr. Curran holds a Bachelor of Arts degree from the University of San Francisco and is an honors graduate of the Pacific Coast Banking School at the University of Washington. As a former chairman of the board and chief executive officer, Mr. Curran brings to the Board leadership, financial and accounting, risk management, talent management and strategic planning experience.

John H. Robinson	61	1998
Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004; executive director of Amey plc (British business process outsourcing company) from 2000 to 2002; vice chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch in 1973 and was general partner and managing partner prior to becoming vice chairman. Member of the board of directors of Alliance Resource Management GP, LLC (coal mining); Federal Home Loan Bank of Des Moines (financial services) and Olsson Associates (engineering consulting). Mr. Robinson holds a Master of Science degree in Engineering from the University of Kansas and is a graduate of the Owner-President-Management Program at the Harvard Business School. As a senior corporate executive in the engineering and consulting industries, Mr. Robinson brings to the Board leadership, talent management, strategic planning, operations, and financial experience. Mr. Robinson also brings to the Board public company board experience.

Nominee	Age	Director Since
Timothy R. Winterer	75	1998
President, chief operating officer and director of Western Oil Sands from January 2000 to December 2001; president and chief executive officer of BHP World Minerals Corporation (international resources company) from 1997 to 1998; senior vice president and group general manager, BHP World Minerals from 1992 to 1996; senior vice president, Operations International Minerals, BHP Minerals from 1985 to 1992; executive vice president, Utah Development Company from 1981 to 1985. Mr. Winterer holds a Bachelor of Science degree in mining Engineering from the University of North Dakota and received an Advanced Management Certificate from Harvard University. Mr. Winterer brings to the Board leadership, international, operations, government/regulatory and industry experience through his various executive roles in the oil and mineral businesses.

J. Kenneth Thompson	60	2002
President and CEO of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present; managing member of Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; executive vice president of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000; President and CEO of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage from June 1994 to January 1998. Member of the board of directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air. Mr. Thompson is also a member of the board of directors of Tetra Tech, Inc. (engineering consulting firm) and Pioneer Natural Resources (independent oil and gas company). Mr. Thompson holds a Bachelor of Science degree and Honorary Professional Degree in Petroleum Engineering from the Missouri University of Science & Technology. Through Mr. Thompson’s various executive positions, including the role of CEO, he brings to the Board leadership, risk management, talent management, operations, strategic planning and industry experience. Mr. Thompson also has government and regulatory experience through his work in other highly regulated industries such as the oil and gas, energy and airline industries and possesses public company board experience.

Andrew Lundquist	51	2005
Managing partner of BlueWater Strategies LLC, a business and government relations consulting and project management firm since he founded the firm in 2002; director of Pioneer Natural Resources Company, an oil and gas company; Previously served as a director of Evergreen Resources, a natural gas exploration and production company from 2002 to 2004; director of the National Energy Policy Development Group and senior energy advisor to the President and Vice-President of the United States from 2001 to 2002; majority staff director of the Senate Committee on Energy and Natural Resources from 1998 to 2001; Chief of Staff for Senator Frank Murkowski from 1996 to 1998; and counsel for the Senate Energy Committee from 1995 to 1996. Mr. Lundquist holds a Bachelor’s degree in Finance from the University of Alaska and a Juris Doctor from Catholic University’s Columbus School of Law. Mr. Lundquist brings to the Board government and regulatory, leadership, talent management, and strategic planning experience through his work as managing partner of BlueWater Strategies and other executive positions in the oil and gas exploration industry, as well as through his work as the director of the National Energy Policy Development Group and with the Senate Committee on Energy and Natural Resources.

Nominee	Age	Director Since
Sebastian Edwards	58	2007
Henry Ford II Professor of International Business Economics at the University of California, Los Angeles (UCLA) from 1996 to present; co-director of the National Bureau of Economic Research’s Africa Project from 2009 to present; published twelve books, including two best-selling novels, and over 200 scholarly articles; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; chief economist for Latin America at the World Bank from 1993 to 1996. Mr. Edwards has been an advisor to numerous governments, financial institutions, and multinational companies and is a frequent commentator on economic matters in national and international media outlets and publications. Mr. Edwards was educated at the Universidad Católica de Chile where he became a Licenciado en Economía and earned an Ingeniero Comercial degree. He received an MA and PhD in economics from the University of Chicago. As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economics and financial experience.

L. Michael Bogert	54	2009
Attorney at Law, Crowell & Moring, Washington, D.C. since April 2009; counselor to the Secretary, United States Department of the Interior, from July 2006 to January 2009; regional administrator, United States Environmental Protection Agency, Region X, from August 2005 to June 2006; of counsel, Perkins Coie, LLP, Boise, Idaho from September 2004 to July 2005; counsel to Idaho Governor Dirk Kempthorne, from January 1999 to August 2004; counsel to the Office of California Governor-Elect Arnold Schwarzenegger, 2003. Mr. Bogert holds a Bachelor’s degree from the University of Santa Clara and a Juris Doctor from the University of Idaho School of Law. He further completed courses at the George Washington University LLM program in environmental law. Through his work at the Department of the Interior, as well as the Environmental Protection Agency, Mr. Bogert brings to the Board government/regulatory experience relevant to the Company’s operations in a highly regulated industry. He further brings legal experience as an attorney at law to the Board.

Mitchell J. Krebs	40	2011
President, Chief Executive Officer and member of the Board of Directors of Coeur d’Alene Mines Corporation since July 2011; Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined the Company in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a BS in Economics from The Wharton School at the University of Pennsylvania and an MBA from Harvard University. Mr. Krebs is a member of the Board of Directors of the National Mining Association and the World Gold Council and a member of the Executive Committee and the Board of The Silver Institute. As the Company’s President and Chief Executive Officer, Mr. Krebs brings to the Board his leadership, industry, financial markets, merger and acquisition expertise, and strategic planning experience, as well as his in-depth knowledge of the Company through the high level management positions he has held over the prior nine years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to approve an annual advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key qualities:

•	Performance-based — Reward companywide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives.

•

Market-competitive — Compared to mining industry peers, target compensation at the market median to the 75th percentile level in order to attract, motivate and retain high caliber talent in a competitive environment.

•

Aligned with shareholders — Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

•	Transparent — Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

The executive compensation program established by the Compensation Committee of the Board of Directors is intended to motivate the Company’s executives, including the Named Executive Officers, to achieve goals consistent with the Company’s business strategies and which create shareholder value. Consequently, a majority of Coeur’s executives’ compensation opportunities are in the form of at-risk incentives that require performance against measurable objectives or an increase in long-term shareholder value to result in payouts. As noted below, our executive compensation programs have a number of features designed to promote these objectives.

•

Base salary provides a fixed level of cash compensation for performance of day-to-day responsibilities. Annual adjustments are based on an individual’s current and expected future contribution and actual pay positioning relative to the market.

•

Annual incentives reward executives for achievement of annual financial and operational goals, including those in the areas of safety, environmental compliance and stewardship and community relations and for the achievement of individual executive goals. Payments are based on companywide performance and individual performance.

•

Long-term incentives align executives’ interests with those of shareholders, reward executives for the creation of long-term shareholder value and help attract and retain highly skilled executives. Grants of equity-based awards consist of stock options, stock appreciation rights, restricted stock shares, and restricted units, which all vest ratably over three years, and performance shares and performance units, which vest based on total shareholder return over a three-year period relative to a peer group.

•	Benefits and perquisites are limited, and are set to attract and retain highly skilled executives through participation in medical and retirement plans on the same terms as all employees.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 43 through 52, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement reflects and supports these compensation policies and procedures.

As more particularly described in the “Compensation Discussion and Analysis — Shareholder Advisory Vote on Executive Compensation” section of this Proxy Statement, the Compensation Committee and the Board of Directors considered the advisory vote at the 2011 annual meeting on executive compensation. In response to the vote result, Coeur made several changes to the executive pay program in 2011 including: revisions to the Company’s standard form of executive employment agreement to move to lower change-in-control payout multipliers; reduction in the number of employees eligible for employment agreements; adoption of an executive severance policy; elimination of a legacy tax gross-up provision; and updates to annual incentive plan corporate metrics to be better aligned with shareholder value.

In addition, some shareholders expressed concern with regard to stock ownership guidelines and clawback policies. In late 2010, the Board adopted share ownership guidelines calling for each director to hold common shares equal to three years’ worth of the cash component of the director’s annual retainer. In addition, we require our directors to take one half of their annual retainer in Company common stock. Further, the Board adopted share ownership guidelines for executive officers in March 2012 requiring vice presidents to hold common shares worth at least one and one-half times annual base salary, requiring executive and senior vice presidents to hold common shares worth at least two times annual base salary and requiring the Chief Executive Officer to hold common shares worth at least three times annual base salary, within five years of becoming subject to the guidelines. The Company believes that these policies ensure appropriate share ownership by its officers.

After considering the vote of shareholders at the 2011 Annual Meeting of Shareholders and other factors, the Board has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. An advisory shareholder vote on the frequency of shareholder votes to approve executive compensation is required to be held at least once every six years. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2013 Annual Meeting.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Coeur d’Alene Mines Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee, which consists entirely of outside directors, is recommending approval of its appointment of KPMG LLP as independent registered public accounting firm for the Company to audit its consolidated financial statements for the year ending December 31, 2012 and to perform audit-related services, including review of the Company’s quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. KPMG LLP audited the consolidated financial statements of the Company for the year ending December 31, 2011.

As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Our Board met six times during 2011. Our Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) composed solely of outside directors and presently consisting of Messrs. Curran (Chairman), Robinson, Thompson and Winterer. The Audit Committee is responsible for reviewing and reporting to the Board with respect to various auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of the audit procedures, the nature of all audit and non-audit services to be performed, the performance of our independent registered public accounting firm and our accounting practices and policies. The Audit Committee met five times during 2011.

Our Board has a Compensation Committee, consisting of Messrs. Robinson (Chairman), Mellor, Edwards and Bogert. The Compensation Committee is responsible for determining and approving, together with the other independent members of the Board, the annual compensation of the Company’s Chief Executive Officer, determining the annual compensation of the non-CEO executive officers and the directors, overseeing the Company’s stock incentive plans and other executive benefit plans and providing guidance in the area of certain employee benefits. The Compensation Committee met five times during 2011.

Our Board has a Nominating and Corporate Governance Committee consisting of Messrs. Mellor (Chairman), Thompson, Winterer, Edwards and Bogert. The Nominating and Corporate Governance Committee is responsible for proposing nominees for the Board, establishing corporate governance guidelines and related corporate governance matters. The Nominating and Corporate Governance Committee met two times during 2011.

Our Board has an Environmental, Health, Safety and Social Responsibility Committee consisting of Messrs. Lundquist (Chairman), Thompson, and Bogert. The Environmental, Health, Safety and Social Responsibility Committee is responsible for reviewing, and reporting to the Board with respect to, the Company’s efforts and results in the areas of environmental compliance and stewardship, employee safety and health and corporate social responsibility. In 2011, the Environmental, Health, Safety and Social Responsibility Committee met three times.

Our Board also has an Executive Committee on which Messrs. Mellor (Chairman), Curran, Krebs, Robinson, Winterer and Lundquist currently serve. Pursuant to our by-laws, the Executive Committee is authorized to act in the place of the Board of Directors on limited matters that require action between Board meetings. The Executive Committee did not meet during 2011.

Our Board has determined that each of the following directors and director nominees are independent within the meaning of applicable New York Stock Exchange listing standards and rules: James J. Curran, John H. Robinson, Robert E. Mellor, Timothy R. Winterer, J. Kenneth Thompson, Sebastian Edwards and L. Michael Bogert. This includes each of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. As a result, all of our directors and nominees for director are independent except for Mitchell J. Krebs and Andrew Lundquist. In its evaluation of the directors’ independence, the Board considered the related person transactions with respect to Mr. Lundquist discussed below under “Certain Related Person Transactions.”

Copies of the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Health, Safety and Social Responsibility Committee are available at our website, www.coeur.com, and to any shareholder who requests them. Each incumbent director, during his 2011 term of service, attended at least 90% of the meetings of the Board of Directors and committees on which he served.

Policy Regarding Director Nominating Process

The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a shareholder who has owned at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the Committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the Board, the Committee will take into account the factors discussed above under “Proposal No. 1: Election of Directors — Director and Nominee Experience and Qualifications.” The Committee does not believe that there will be any differences between the manner in which the Committee evaluates a nominee recommended by a shareholder and the manner in which the Committee evaluates nominees recommended by other persons.

Policy Regarding Shareholder Communications with Directors

Shareholders and other interested persons desiring to communicate with a director, the non-management directors as a group or the full Board may address such communication to the attention of the Corporate Secretary of the Company, 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83816, and such communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

The Company has a policy that encourages directors to attend each annual meeting of shareholders, absent extraordinary circumstances. All of the members of the Board attended the annual meeting on May 10, 2011.

Meetings of Non-Management Directors

Non-management members of the Board of Directors conduct regularly scheduled meetings as required without members of management being present. Robert E. Mellor has been appointed as the Company’s lead independent director and presides over each such meeting.

Board Leadership

Currently, Mr. Robert E. Mellor serves as Chairman of the Board. Mr. Mitchell J. Krebs serves as President, Chief Executive Officer (“CEO”) and Director. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which the Company operates, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Board considered its leadership structure in connection with the resignation in July 2011 of the Company’s former President and Chief Executive Officer (who also served as Chairman). The Board determined that the designation of an independent, non-executive Chairman is optimal for the Company at the present time because it provides the Board with independent leadership and allows the new CEO to concentrate on the Company’s business operations.

Furthermore, the Board has determined that seven of its nine directors are independent, and the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed solely of independent directors. Consequently, independent directors directly oversee such important matters as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board and Nominating and Corporate Governance Committee reviews the structure of Board and Company leadership as part of its annual review of the succession planning process. The Board believes that a separate Chairman and CEO, together with an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each consisting of independent directors, is the most appropriate leadership structure for the Board at this time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors and Employees

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for Directors, Officers and Employees in accordance with New York Stock Exchange corporate governance standards. Copies of these documents are available at our website, www.coeur.com, and to any shareholder who requests them. As allowed by Form 8-K under the Exchange Act, we have provided, and intend in the future to provide, information about amendments to these documents and any waivers from our code of ethics by posting to our website.

Compensation Consultant Fee Disclosure

The Compensation Committee of the Board (the “Committee”) acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that supports the Company’s business strategy as further set forth below under the heading “Role of the Compensation Committee and its Consultant” in the “Compensation Discussion and Analysis” section.

The Committee has retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide information, analyses and advice to the Committee regarding the Company’s executive and Board compensation programs, as described below. Mercer is a global firm providing executive compensation and other human resource consulting services. Mercer reports directly to the Committee chair. Mercer’s fees for executive compensation consulting to the Committee in 2011 were $135,202.

The decisions made by the Committee are its responsibility and may reflect factors and considerations other than the information and recommendations provided by Mercer, management or any other advisor to the Committee.

During 2011, other MMC affiliates provided the Company services unrelated to executive compensation. The amount received by the MMC affiliates, directly or indirectly, totaled $420,354 in 2011 and primarily related to brokering certain insurance policies carried by the Company. Neither the Board nor the Committee specifically approved the unrelated services.

Because of the policies and procedures Mercer and the Committee have in place, the Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the Committee has the sole authority to retain and terminate the consultant;

•	the consultant has direct access to the Committee without management intervention;

•	the Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. In other cases, the Committee receives the consultant’s recommendations in executive sessions where management is not present. This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive compensation at the Company.

Risk Oversight

The Board of Directors is responsible for assessing the major risks facing the Company and reviewing options for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee. The Audit Committee reviews with management and the independent auditor compliance with laws, regulations and internal procedures and contingent liabilities and discusses policies with respect to risk assessment and risk management. The Environmental, Health, Safety and Social Responsibility Committee reviews the Company’s compliance with environmental and safety laws.

In performing their oversight responsibilities, the Board, the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports to the Board regularly on matters relating to the specific areas of risk the Audit Committee oversees. The Environmental, Health, Safety and Social Responsibility Committee reports to the Board on environmental and safety policies and other matters it oversees.

Throughout the year, the Board, the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee each receive reports from management regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board, the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee each dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

The Compensation Committee is responsible for recommending compensation for executive officers that includes performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk.

Compensation Committee Role in Risk

The Compensation Committee conducted an analysis of the current risk profile of the Company’s compensation programs. The risk assessment included a review of the primary design features of the Company’s compensation programs and the process for determining executive and employee compensation. The risk assessment identified numerous ways in which the Company’s compensation programs potentially mitigate risk, including:

•	the structure of the Company’s executive compensation programs, which consist of both fixed and variable compensation and reward both annual and long-term performance;

•	the balance between long and short-term incentive programs;

•	the use of caps or maximum amounts on the incentive programs;

•	the use of multiple performance metrics under the Company’s incentive and bonus plans;

•	a heavier weighting toward overall corporate performance for cash-based incentive plans;

•	time-based vesting for stock options, restricted stock and stock appreciation rights; and

•	strict and effective internal controls.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2011 or as of the date of this proxy statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

Audit and Non-Audit Fees

The following sets forth information relating to fees billed or incurred by the Company for professional services rendered to the Company for the each of the past two years:

•

Audit Fees.    The total fees billed by KPMG LLP for professional services for the audit of the Company’s consolidated financial statements for the years ended December 31, 2011 and 2010, the audit of the Company’s internal control over financial reporting, statutory audit work for certain foreign subsidiaries, and the reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q during 2011 and 2010, were $2.0 million and $2.0 million, respectively.

•	Audit-Related Fees. In 2011 and 2010, there were $0 and $65,700, respectively, billed for audit-related fees.

•	Tax Fees. In 2011 and 2010, there were $16,000 and $15,000, respectively, in fees billed by KPMG for tax compliance services.

•	All Other Fees. During 2011 and 2010, there were no fees billed for other services.

None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services

The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of the engagement of the Company’s independent auditor to perform audit services, as well as permissible non-audit services, for the Company. The nature of the policies and procedures depend upon the nature of the services involved, as follows:

•

Audit Services.    The annual audit services engagement terms and fees are subject to the specific approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on the Company’s financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

•

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the auditor. Audit-related services are subject to the specific approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

•

Tax Services.    Tax services are subject to the specific approval of the Audit Committee. The Audit Committee will not approve the retention of the auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

•

All Other Services.    The Audit Committee may grant approval of those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. Such other services must be specifically pre-approved by the Audit Committee.

The Chief Financial Officer of the Company is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current officers:

Name	Age	Current Position with Coeur	Since	Joined Coeur
Mitchell J. Krebs	40	President, Chief Executive Officer and Director	2011	1995
Frank L. Hanagarne Jr.	54	Senior Vice President and Chief Financial Officer	2011	2011
K. Leon Hardy	58	Senior Vice President and Chief Operating Officer	2011	2003
Kelli C. Kast	45	Senior Vice President, General Counsel and Corporate Secretary	2009	2005
Donald J. Birak	58	Senior Vice President, Exploration	2004	2004
Tom T. Angelos	56	Senior Vice President and Chief Compliance Officer	2010	2004
Elizabeth M. Druffel	34	Treasurer and Chief Accountant	2010	2008
Luther J. Russell	56	Senior Vice President, Environmental, Health, Safety and Social Responsibility	2011	2004

Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur d’Alene Mines Corporation on July 12, 2011. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University.

Frank L. Hanagarne Jr. was appointed Senior Vice President and Chief Financial Officer effective October 1, 2011. Previous to his appointment, Mr. Hanagarne served from September 2006 to December 2010 as

Director of Corporate Development at Newmont Mining Corporation, a gold producer, and from January 2011 to September 2011 as Chief Operating Officer of Valcambi SA, a precious metal refiner in which Newmont has an equity interest. Valcambi and Newmont are not affiliates of the Company. Over a 17-year career at Newmont, Mr. Hanagarne also served as Mill Project Superintendent from September 2004 to September 2006 and as Advisor in Corporate Health and Safety and Loss Prevention from July 2001 to September 2004. His years of service at Newmont included positions of increasing responsibility within key areas of Newmont’s operations and business functions as well as environmental, health and safety. Mr. Hanagarne has a total 29 years of industry experience in the finance, operations, and business development areas. Mr. Hanagarne holds a Master’s degree in Business Administration from the University of Nevada, Reno, and a Bachelor of Metallurgical Engineering degree from the New Mexico Institute of Mining and Technology.

K. Leon Hardy was appointed Senior Vice President and Chief Operating Officer in September 2011. Prior thereto he was Senior Vice President Operations from March 2010 to September 2011, Senior Vice President North American Operations from July 2008 to March 2010; Vice President and General Manager for Coeur Argentina from May 2003 to July 2008. Prior to that Mr. Hardy was employed with Apex Silver Mines as Operations Manager at their San Cristobal project in Bolivia from 1999 to 2002. Prior to that Mr. Hardy was employed in Argentina with Minera Alumbrera Ltd from 1996 to 1998 and was employed with Cyprus Amax Minerals from 1979 to 1996. He received a Bachelor of Science degree in Geological Engineering at the University of Arizona and is a registered Professional Mining Engineer.

Kelli C. Kast was appointed Senior Vice President, General Counsel and Corporate Secretary in March 2009. Ms. Kast has also served as Vice President, General Counsel and Corporate Secretary from May 2005 to March 2009 and Chief Administrative Officer from March 2009 to December 2011. Ms. Kast was previously Corporate Counsel for HealtheTech Inc. from April 2004 to April 2005. Prior thereto, she served as Assistant General Counsel and Corporate Secretary for Global Water Technologies Inc. and Psychrometric Systems, Inc. from December 1997 through February 2003. Ms. Kast earned her Juris Doctor from the University of South Dakota School of Law and her Bachelor’s degree from the University of Idaho. She is a member of the Idaho State Bar Association. On March 11, 2012, Ms. Kast notified the Company of her resignation. To help facilitate a smooth transition of responsibilities, Ms. Kast’s resignation is effective March 31, 2012.

Donald J. Birak was appointed as Senior Vice President, Exploration in January 2004. Prior to that, Mr. Birak was employed with AngloGold North America, Inc. from March 1999 to January 2004, as Vice President, Exploration and with Independence Mining Company Inc. as Vice President of Exploration from 1995 to 1999. Mr. Birak received his Master of Geology from Bowling Green State University. He is an active member of the Society of Economic Geologists and was the President of the Society of Economic Geologists Foundation in 2011.

Tom T. Angelos was appointed Senior Vice President and Chief Compliance Officer in September 2010. Prior thereto he served as Senior Vice President and Chief Accounting Officer since March 2008. Prior to this, Mr. Angelos was Vice President, Controller and Chief Accounting Officer from December 2006 to March 2008 and Controller and Chief Accounting Officer from 2004 to 2006. Mr. Angelos was previously Controller of Stillwater Mining Company from 1998 to 2004, and from 1983 to 1998 was employed by Coeur in various capacities, most recently as Controller. Mr. Angelos earned his Bachelor of Arts in Accounting from the University of Utah and attended a Financial Management program at Stanford University.

Elizabeth M. Druffel was appointed Treasurer in March 2010 and Chief Accountant in September 2010. Prior to that, Ms. Druffel served as Director of Financial Operations and Assistant Treasurer since September 2008. Ms. Druffel is a Certified Public Accountant and was previously employed as an Audit Senior Manager with KPMG. Ms. Druffel holds a Bachelor of Science in Accounting and a Master of Accountancy, both from the University of Idaho.

Luther J. Russell was appointed Senior Vice President, Environmental, Health, Safety and Social Responsibility in November 2011 having served as the Vice President of Environmental Services since 2004. Prior thereto, Mr. Russell was the Coeur d’Alene Basin Project Manager for the State of Idaho’s Department of Environmental Quality and worked in environmental departments at Homestake Mining Company, Kennecott Corporation, and FMC Gold Company. He previously was with the Company, as the Director of Environmental Affairs for Coeur from 1995 to 2000. Mr. Russell holds a Master of Science degree in Land Rehabilitation and Soil Science from Montana State University and Bachelor of Science from the University of Wisconsin.

SHARE OWNERSHIP:

The following table sets forth information, as of the close of business on March 12, 2012, concerning the beneficial ownership of our common stock by each beneficial holder of more than 5% of our outstanding shares of common stock, each of the nominees for election as directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of our directors and executive officers as a group.

	Shares Beneficially Owned		Percent of Outstanding
Blackrock, Inc.	5,165,893	(1)	5.75%
The Vanguard Group, Inc.	4,909,395	(2)	5.46%
L. Michael Bogert	8,602	(3)	*
James J. Curran	21,524	(3)	*
Sebastian Edwards	9,946	(3)	*
Mitchell J. Krebs	74,812	(3)	*
Andrew Lundquist	12,164	(3)	*
Robert E. Mellor	12,707	(3)	*
John H. Robinson	15,404	(3)	*
J. Kenneth Thompson	20,206	(3)	*
Timothy R. Winterer	18,036	(3)	*
Donald J. Birak	75,204	(3)	*
Frank L. Hanagarne Jr.	8,379	(3)	*
K. Leon Hardy	66,414	(3)(4)	*
Kelli C. Kast	57,927	(3)	*
Dennis E. Wheeler(5)	0	(3)	*
All executive officers and nominees for director as a group (17 persons)	455,845	(3)	*

(*)	Holding constitutes less than 1% of the outstanding shares on March 12, 2012 of 89,904,158.

(1)

Based on information contained in a Schedule 13G filed on February 13, 2012, Blackrock, Inc. has sole voting and dispositive power over 5,165,893 shares. The address for Blackrock, Inc. is 40 E. 52nd St., New York, NY 10022.

(2)	Based on information contained in a Schedule 13G filed on February 7, 2012, The Vanguard Group, Inc. has sole voting power over 136,473 shares, sole dispositive power over 4,772,922 shares and shared dispositive power over 136,473 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Holding includes the following shares which may be acquired upon the exercise of options outstanding under the 1989/2003 Long-Term Incentive Plans and the Non-Employee Directors’ Stock Option Plan and exercisable within 60 days of March 12, 2012: L. Michael Bogert — 0 shares; James J. Curran — 2,986 shares; Sebastian Edwards — 0 shares; Mitchell J. Krebs — 18,762 shares; Andrew Lundquist — 0 shares; Robert E. Mellor — 869 shares; John H. Robinson — 1,194 shares; J. Kenneth Thompson — 6,636 shares; Timothy R. Winterer — 1,926 shares; Donald J. Birak — 29,743 shares; Frank L. Hanagarne Jr. — 0 shares;

K. Leon Hardy — 7,912 shares; Kelli C. Kast — 22,425 shares; Dennis E. Wheeler — 0 shares; and all directors and executive officers as a group — 106,493 shares.

(4)	Mr. Hardy shares investment and voting power over 1,084 shares with his wife. The other directors and executive officers have sole investment and voting power over their shares.

(5)	Mr. Wheeler resigned from the Company on July 11, 2011. Holdings shown are as reported by Mr. Wheeler to the Company on March 16, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors, which currently consists of James J. Curran (Chairman), John H. Robinson, J. Kenneth Thompson and Timothy R. Winterer, is governed by its charter, a copy of which is available on our website at www.coeur.com. All the members of the Audit Committee are “independent” as defined in the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Board of Directors has determined that James J. Curran, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission.

The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2011 with management and our independent auditing firm, KPMG LLP. During its review, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61”). SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee including:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•

any disagreements with management regarding the application of accounting principles, the basis for management’s accounting estimates, the disclosures in the financial statements and the wording of the auditor’s report;

•	the auditor’s judgments about the quality, and not just the acceptability, of our accounting principles as applied in its financial reporting; and

•

the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

KPMG LLP reported to the Audit Committee that:

•	there were no disagreements with management;

•	it was not aware of any consultations about significant matters that management discussed with other auditors;

•	no major issues were discussed with management prior to KPMG LLP’s retention;

•	it received full cooperation and complete access to the Company’s books and records;

•	it was not aware of any material fraud or likely illegal acts as a result of its audit procedures;

•	there were no material weaknesses identified in its testing of the Company’s internal control over financial reporting; and

•	there were no known material misstatements identified in its review of the Company’s interim reports.

In addition, the Audit Committee received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG LLP’s independence with KPMG LLP.

Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2011, for filing with the Securities and Exchange Commission. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board of Directors
JAMES J. CURRAN, Chairman JOHN H. ROBINSON J. KENNETH THOMPSON TIMOTHY R. WINTERER

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Coeur is one of the world’s largest U.S.-based primary silver producers and a growing gold producer. Coeur is engaged in the development, exploration and operation of silver and gold mining properties, with operations in five countries. Coeur’s primary business objectives are to increase silver and gold production levels and reserves, decrease cash-production costs, and increase cash flows and earnings. Coeur aims to meet these objectives through cost-competitive operations, internal development projects, exploration and acquisitions. The Company’s 2011 performance highlights are as follows:

•	Metal sales nearly doubled from 2010 to a record $1 billion.

•	Net income of $93.5 million, or $1.05 per share, compared to a net loss in 2010.

•	Silver production increased 14% from 2010 to 19.1 million ounces.

•	Gold production increased 40% from 2010 to 220,382 ounces.

•	Overall indebtedness reduced by 21% during 2011.

The Company’s strong 2011 financial performance as well as other areas of measurable results were key contributors in establishing the overall compensation of the President and Chief Executive Officer and other Named Executive Officers (“NEOs”) of the Company. This is due partially to the compensation policies adopted by our Compensation Committee and Board requiring that a substantial portion of the compensation paid to our CEO and NEOs is not fixed and rather is based on performance goals and the vesting and value of certain equity and related compensation. As set forth under “Compensation Components — Annual Incentive Plan (‘AIP’)”, the Company awards incentive compensation based on NEO performance and Company performance with a higher percentage dependent on Company performance for the CEO and NEOs than other executives.

The following is a discussion of the Company’s executive compensation program and compensation decisions made with respect to the NEOs listed in the 2011 Summary Compensation Table:

•	Mitchell J. Krebs, President, Chief Executive Officer and Director and former Chief Financial Officer

•	Frank L. Hanagarne Jr., Senior Vice President and Chief Financial Officer

•	K. Leon Hardy, Senior Vice President and Chief Operating Officer

•	Kelli C. Kast, Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

•	Donald J. Birak, Senior Vice President, Exploration

•	Dennis E. Wheeler, Former President, Chief Executive Officer and Chairman of the Board

Mr. Wheeler resigned as President, Chief Executive Officer and Chairman of the Board on July 11, 2011. On July 12, 2011, the Board appointed Mr. Krebs, previously the Company’s Senior Vice President and Chief Financial Officer, to the positions of President, Chief Executive Officer and director. Mr. Krebs also continued to serve as the Company’s Chief Financial Officer until the start of Mr. Hanagarne’s term on October 1, 2011.

Shareholder Advisory Vote on Executive Compensation

Coeur has adopted a policy that currently gives shareholders an opportunity to cast an annual advisory vote on executive compensation (a “say on pay”). At the Company’s 2011 annual shareholder meeting, a majority of shareholders (63% of the votes cast) supported the executive pay program described in Coeur’s proxy statement. The Committee considered this result in reviewing the Company’s executive compensation program. In response to this vote result, Coeur made several changes to the executive pay program in 2011 including: revisions to the form of executive employment agreements to move to lower change-in-control payout multipliers; reduction in the number of employees eligible for employment agreements; adoption of an executive severance policy; elimination of a legacy tax gross-up provision; and updates to annual incentive plan corporate metrics to be better aligned with shareholder value.

We have reached out to our shareholders since our May 2011 annual meeting and have taken steps in response to their concerns. Our shareholder outreach efforts indicated that some of our shareholders were concerned about the existence of a tax gross-up provision that appeared in a single long-standing severance agreement. During the course of 2011, the agreement containing the tax gross-up provision was terminated and consequently the Company no longer has any such provisions in any severance agreements.

In addition, some shareholders expressed concern with regard to stock ownership guidelines and clawback policies. In late 2010, the Board adopted share ownership guidelines calling for each director to hold common shares equal to three years’ worth of the cash component of the director’s annual retainer. In addition, we require our directors to take one half of their annual retainer in Company common stock. Further, the Board adopted share ownership guidelines for executive officers in March 2012 requiring vice presidents to hold common shares worth at least one and one-half times annual base salary, requiring executive and senior vice presidents to hold common shares worth at least two times annual base salary and requiring the CEO to hold common shares worth at least three times annual base salary, within five years of becoming subject to the guidelines. The Company believes that these policies ensure appropriate share ownership by its officers.

As contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee plans to establish a clawback policy. The Company currently plans to adopt such a clawback policy during 2012 and is continuing to evaluate the appropriate scope for the policy.

After considering the vote of shareholders at the 2011 Annual Meeting of Shareholders and other factors, the Board has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. An advisory shareholder vote on the frequency of shareholder votes to approve executive compensation is required to be held at least once every six years. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2013 Annual Meeting.

Role of the Compensation Committee and its Consultant

The Compensation Committee of the Board of Directors (the “Committee”) acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that supports the Company’s business strategy. The Committee may not delegate its responsibilities in connection with executive compensation. The Committee formulates an annual calendar for its activity that is designed to cover necessary regular approvals as well as special topics. The Committee meets at least twice annually, or more frequently as circumstances dictate, in order to set executive compensation for the year, review recommendations of its outside consultant, and recommend compensation changes to the Board of Directors. The Committee met five times in 2011.

As further described under the heading “Corporate Governance — Compensation Consultant Fee Disclosure” above, the Committee has retained Mercer to provide information, analyses, and advice regarding executive and director compensation, as described below. Mercer is a global firm providing executive compensation and other human resource consulting services. Mercer reports directly to the Committee chair.

At the Committee’s direction, Mercer provided the following services for the Committee during 2011:

•	evaluated the Company’s executive officers’ base salary, annual incentive and long-term incentive compensation relative to the competitive market;

•	advised the Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	assessed the alignment of the Company’s executive compensation levels relative to the Company’s compensation philosophy;

•	provided ongoing advice as needed on the design of the Company’s annual and long-term incentive plans;

•	briefed the Committee on executive compensation trends among the Company’s peers and the broader industry; and

•	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

In the course of conducting its activities, Mercer attended two meetings of the Compensation Committee during 2011 and presented its findings and recommendations for discussion.

Compensation Objectives and Principles

The primary objective of the Company’s executive compensation program is to motivate the Company’s executives to achieve goals that are consistent with the Company’s business strategies and that create shareholder value. Consequently, a majority of the Company’s executives’ compensation opportunities are in the form of at-risk incentives that require performance against measurable objectives or an increase in long-term shareholder value to result in payouts.

The second fundamental objective of the Company’s executive compensation program is to attract and retain highly skilled executives. Increased mining activity world-wide in recent years has resulted in a significant increase in demand for executive and professional talent with technical skills and industry experience. In addition, over the past decade and a half, fewer people have entered the mining industry and several mining schools have closed, resulting in a shortage of industry talent. As a result of these talent market pressures, the Company’s executives and professionals are routinely pursued by competitors, and some of the Company’s valued talent has left the Company for other opportunities. Attraction and retention of executive talent is thus a significant factor in many of the compensation decisions discussed below.

In order to meet these compensation objectives in the design and governance of compensation programs for the Company’s executive officers, including the NEOs, the Committee is guided by the following principles that express the Committee’s view that compensation at the Company should be:

•	Performance-based

Reward companywide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives.

•	Market-competitive

Compared to mining industry peers, target compensation at the market median to 75th percentile level in order to attract, motivate and retain high caliber talent.

•	Aligned with shareholders

Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

•	Transparent

Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

In 2011, our executive officer compensation program used the components identified in the following table:

Compensation Component	Objective	Key Features
Base salary	• Provide a fixed level of cash compensation for performance of day-to-day responsibilities	• Annual adjustments are based on an individual’s current and expected future contribution and actual pay positioning relative to the market
Annual incentives	• Reward executives for the achievement of annual Company financial and operational goals and for the achievement of individual executive goals

•   Cash payments based on Company and individual performance, with a high percentage (ranging from 60% to 80%) weighted on Company performance

•   Company performance measures are silver and gold production, cash operating costs, adjusted operating cash flow, capital expenditures, safety, environmental compliance and stewardship and community relations

Long-term incentives	• Align executives’ interests with those of shareholders, reward executives for the creation of long-term shareholder value and attract and retain highly-skilled executives

•   Equity grants consisting of an equal value of stock options, restricted stock and performance shares

•   Stock options and restricted stock vest ratably over three years, and performance shares vest based on total shareholder return over a three-year period relative to a peer group

Benefits and perquisites	• Attract and retain highly-skilled executives	• Participation in medical and retirement plans on same terms as all employees • Limited perquisites

Determining Executive Compensation

The Company’s compensation objectives and principles are supported in the compensation-setting process through a number of policies and processes.

Total Compensation:    In determining the mix of compensation components and the value of each component for each of the Company’s executive officers, including its NEOs, the Committee takes into account the executive’s role, the competitive market, individual and Company performance, and internal equity. The Committee does not make use of tally sheets, nor are amounts realized or realizable from prior compensation awards considered in setting the current year’s compensation. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.”

Variable Pay at Risk:    Consistent with a performance-based philosophy, the Company’s compensation program emphasizes pay at risk. The percentage of an executive’s compensation opportunity that is at risk or variable instead of fixed is based primarily on the executive’s role in the Company. Executives who are in a greater position to directly influence our overall performance have a larger portion of their pay at risk through short- and long-term incentive programs compared to other executives. Typically, at least 60% of the target total compensation opportunity for our executives is in the form of variable compensation. The CEO has more pay at risk than the other NEOs, consistent with the competitive market. The mix of compensation elements for our NEOs in 2011, as a percentage of total compensation, is set forth in the table below:

	Fixed Compensation (% of Total Compensation)	Variable Compensation (% of Total Compensation)
Named Executive Officer	Base Salary	Target Annual Incentives	Target Long-Term Incentives
CEO	24%	17%	59%
Other NEOs (average)	35%	17%	48%

CEO: Variable pay as a percentage of total 2011 compensation	Other NEOs: Variable pay as a percentage of total 2011 compensation

Market Positioning:    The Committee’s policy is to target the components of compensation relative to the competitive market (as defined below under “Competitive Market Assessment”) as follows:

Compensation Component	Target Market Positioning
Base Salary	Between market median and 75th percentile
Annual Incentives	Between market median and 75th percentile
Long-Term Incentives	Market 75th percentile
Total Compensation (base salary, plus annual and long-term incentives)	Between market median and 75th percentile
Benefits and Perquisites	Market median

The Committee has established this positioning approach based on both industry experience and the continued expectation that above-market median positioning is necessary in order to attract and retain experienced and high caliber executive talent in the highly competitive mining talent market, as described above under “Compensation Objectives and Principles”. In any given year, an individual executive’s compensation may be set above or below the target market positioning, depending on the individual executive’s experience, recent performance and expected future contribution, retention concerns, and internal equity among the executives. Details regarding actual compensation in 2011 and a comparison to targets are outlined below in “Compensation Components.”

Competitive Market Assessment:    The Committee annually reviews the compensation of the executives relative to the competitive market, based on an assessment prepared by Mercer. This review typically takes place at the Committee’s regular first quarter meeting (historically between January and mid-March). Mercer’s assessment is typically prepared in the fourth quarter of the prior year, and includes an evaluation of base salary and annual and long-term incentive opportunities. In preparing this assessment, Mercer analyzes publicly disclosed compensation data from a peer group of metal and mineral mining companies (see discussion below). Mercer also analyzes mining industry compensation data from surveys published by The Hay Group and PricewaterhouseCoopers provided to it by Coeur, and general industry data collected from surveys published by Mercer and Towers Watson. The Committee weighs the peer group and survey data equally in developing a market composite for each executive position. The Committee is not provided with the names of the companies in any of the survey data.

Peer Group:    As a member of the precious metals mining industry, the Company competes for executive talent with other precious metals mining companies, as well as with base metal and mineral mining companies. As such, the Committee uses a peer group composed primarily of companies in the precious metals mining industry of comparable size, level of complexity and scope of operations to the Company. The Committee considers companies that are based in either the United States or Canada as part of the Company’s executive talent market.

The peer group is used in the market comparison for NEO pay levels (as described above). The Committee reviews the peer group each year in consultation with Mercer to determine its continued validity as a source of competitive compensation data, and adds or removes companies as appropriate based on the criteria mentioned above. The 2011 peer group consisted of the following companies:

Company	Annual Revenue(a) ($)	Market Cap(a) ($)	Corporate Location
Goldcorp Inc.	3,800	33,855	Canada
Kinross Gold Corporation	3,010	21,444	Canada
Yamana Gold, Inc.	1,687	9,486	Canada
Agnico-Eagle Mines Limited	1,423	12,867	Canada
IAMGOLD Corporation	1,167	6,635	Canada
Centerra Gold Inc.(a)	847	4,677	Canada
Eldorado Gold Corporation	791	10,170	Canada
Pan American Silver Corporation	632	4,417	Canada
Stillwater Mining Company	556	2,089	United States
New Gold Inc.	530	3,824	Canada
Northgate Minerals Corporation	485	931	Canada
Hecla Mining Company	419	2,880	United States
Gammon Gold Inc.	238	1,137	Canada
Alamos Gold Inc.	189	2,192	Canada
Median	712	4,547
Coeur d’Alene Mines Corporation	515	2,440	United States

(a)	In $US millions (except for Centerra, which is in $CDN millions) as of year-end fiscal 2010.

The Committee determined that these companies form a suitable peer group for the executive compensation review in 2011, based on the following considerations: the Company’s key labor market for executive talent consists primarily of these named companies; the Company’s level of complexity and scope of operations is similar to these companies (i.e., exploration and development of silver and gold mines, with operations in several foreign countries); and the Company’s size is comparable to these companies.

For 2012, the Committee approved a revised peer group with a median revenue size that is smaller than that of Coeur. Coeur’s revenue is between the median and 75th percentile of the new peer group. The Committee believes that this new peer group better reflects Coeur’s size, level of complexity and scope of operations. It is also consistent with the Committee’s policy of targeting compensation between the median and 75th percentile of the competitive market.

Compensation Components

The specific rationale, design, determination of amounts and related information regarding each of the components of the Company’s executive officer compensation program are outlined below.

Base Salary

The annual base compensation for our executives is structured to ensure that we are able to attract and retain high caliber executives capable of achieving our strategic and business objectives. As described above in “Determining Executive Compensation,” we target base salaries between the 50th and 75th percentile levels of the competitive market. The Committee reviews executive salaries annually as part of its competitive market assessment and makes adjustments based on the actual positioning relative to market compared to the desired positioning, the individual executive’s position, organization level, scope of responsibility, tenure and experience, education and expected future contribution. Adjustments are typically approved at the Committee’s regular first quarter meeting and are applied retroactively to the beginning of the year.

The Committee approved the following base salary increases for the CEO and the other NEOs for 2011:

Named Executive Officer	2010 Base Salary	2011 Base Salary	Percentage Increase
Mitchell J. Krebs, President, CEO and Director	$289,000	$500,000	73.0%
Frank L. Hanagarne Jr., Sr. VP and Chief Financial Officer	N/A	$275,000	N/A
K. Leon Hardy, Sr. VP and Chief Operating Officer	$275,000	$315,000	14.5%
Kelli C. Kast, Sr. VP, General Counsel, Chief Administrative Officer and Corporate Secretary	$289,000	$300,000	3.8%
Donald J. Birak, Sr. VP, Exploration	$282,000	$290,000	2.8%

Former Executive Officer
Dennis E. Wheeler, Former President, CEO and Chairman	$646,000	$646,000	0.0%

Mr. Krebs received the greatest percentage increase in base salary due to his promotion to President and Chief Executive Officer, effective July 12, 2011. Mr. Hardy received the next-greatest percentage increase in base salary due to his promotion to Senior Vice President and Chief Operating Officer. Mr. Krebs’ base salary was higher than that of the other NEOs due to the fact that he became the top executive in the Company and has been a major contributor to its performance. Mr. Krebs has held several executive-level positions during his tenure at the Company, including the positions of Chief Financial Officer and Senior Vice President, Business Development, often having the responsibilities of more than one executive level position at the same time. Mr. Krebs has a broad and deep knowledge of the Company and the mining industry, the investment community that focuses on this industry, and the major industry influences (including peer companies, individuals, educational institutions and industry-focused organizations). This breadth of Company, industry and executive knowledge and leadership ability places his value substantially above others within the organization. By comparison to the market competitive target, the Company believes he is properly compensated in light of his short tenure to the position. This same process of recognizing an individual’s skills, abilities, talent, contribution and tenure, in light of market competitiveness, is used in determining the base salary of each NEO. The Company considered it necessary and prudent to provide these salary increases to the NEOs in order to help ensure their retention, while maintaining the Company’s policy of targeting base salaries between the 50th and 75th percentile range of the competitive market.

Below is a table showing the 2011 base salary for each NEO compared to the competitive market range used by the Committee in its review of Coeur’s executive compensation:

		2011 Market Range		% Deviation From
Named Executive Officer	2011 Base Salary	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Mitchell J. Krebs(a)	$500,000	$542,000	$775,000	–8%	–35%
Frank L. Hanagarne Jr.	$275,000	$304,000	$365,000	–10%	–25%
K. Leon Hardy	$315,000	$315,000	$371,000	0%	–15%
Kelli C. Kast	$300,000	$282,000	$334,000	6%	–10%
Donald J. Birak	$290,000	$273,000	$327,000	6%	–11%

Former Executive Officer
Dennis E. Wheeler(b)	$646,000	$542,000	$775,000	19%	–17%

(a)	Comparative market data presented for Mr. Krebs is 2011 market data for the position of President and CEO, which he assumed in July 2011.

(b)	Mr. Wheeler resigned as President, Chief Executive Officer and Chairman of the Board on July 11, 2011.

Annual Incentive Plan (“AIP”)

The AIP is an annual cash incentive plan that rewards executives for the achievement of annual Company financial and operational goals and for the achievement of individual executive goals.

AIP Target Opportunities:    Under the AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. The target award opportunities are determined based on the competitive market and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance. Internal equity among the executives is also considered, to the extent that executives at the same organizational level will typically have the same target award opportunity. Except for Mr. Krebs’ increase in target AIP opportunity due to his promotion to President and CEO, the target AIP award opportunities in 2011 were not changed from 2010 levels, and remain as follows:

	2010 Target AIP Opportunity	2011 Target AIP Opportunity	2011 Market Range
			50th	75th
Named Executive Officer	(% of Salary)	(% of Salary)	Percentile	Percentile
Mitchell J. Krebs(a)	50%	70%	73%	103%
Frank L. Hanagarne Jr.(b)	50%	50%	49%	65%
K. Leon Hardy	50%	50%	51%	61%
Kelli C. Kast	50%	50%	45%	56%
Donald J. Birak	50%	50%	48%	59%

Former Executive Officer
Dennis E. Wheeler(c)	80%	80%	73%	103%

(a)	Comparative market data presented for Mr. Krebs is 2011 market data for the position of President and CEO, which he assumed in July 2011.

(b)	Mr. Hanagarne’s 2011 AIP payment was pro-rated based on his partial year of service starting with the Company on October 1, 2011.

(c)	Mr. Wheeler resigned as President, Chief Executive Officer and Chairman of the Board on July 11, 2011 and was not eligible for an AIP award.

Actual awards are paid after the end of each year and can range from 0% to 200% of the target awards, based on the actual performance of the Company and the individual executives versus goals.

AIP Performance Measures and Weights:    For 2011, Company performance was measured against predetermined annual goals established by the Committee for the following six measures (most of which are new or have been modified from 2010):

•	silver production, measured in ounces (20% weight);

•	gold production, measured in ounces (20% weight);

•	cash operating cost per silver-equivalent ounce produced (20% weight);

•	operating cash flow before changes in working capital (15% weight);

•	capital expenditures (15% weight); and

•	safety, environmental compliance and stewardship and community relations (10% weight).

Several changes were made for 2011 in order to make the performance measures more relevant to the Company’s current operations. Silver and gold production were separated into independent metrics in order to provide stronger sensitivity to the actual performance of our mines that produce a single metal (i.e., silver-only vs. gold-only operations). The cash operating costs measure was modified to include the performance of our Kensington gold mine on a silver-equivalent basis. We replaced cash flow return on investment with capital expenditures, which is a more transparent metric and one that indirectly measures return on investment when combined with the operating cash flow metric. Finally, the Committee added safety, environmental compliance and stewardship and community relations as a corporate performance metric to increase focus on this area, which is critical to the Company’s success.

The Committee selected these metrics based on the following considerations and objectives. For example, production, operating cash flow and capital expenditures meet the growth objective, and cash operating cost per ounce meets the profitability objective.

•	provide alignment with the Company’s business objectives and strategic priorities;

•	provide transparency to investors and executives;

•	balance growth and profitability; and

•	balance financial and operational performance.

In addition to Company measures, specific individual objectives are developed for each executive at the beginning of the year. These individual objectives are typically operational or strategic in nature and are intended to support the Company objectives. Objectives for executives other than the CEO are established by the CEO and reviewed by the Committee. Objectives for the CEO are established by the Committee and reviewed with the other independent members of the Board. The specific objectives for each executive are chosen to reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:

•	major project execution;

•	department goals; and

•	personal development.

Beginning in 2011, 80% of the CEO’s AIP award is based on Company performance and 20% is based on the CEO’s individual performance. For the other NEOs, the weighting is 70% based on Company performance and 30% based on each NEO’s individual performance. Previously, the weighting was 50% based on Company performance and 50% based on individual performance for all NEOs, including the CEO. The Committee evaluates the AIP performance measures and weights each year to ensure that they reflect the objectives of the plan and are consistent with the Committee’s stated compensation principles.

AIP Performance Goal Setting and Payout Leverage:    Management develops threshold, target and maximum performance goals for each AIP measure, as applicable, based primarily on internal budgets and forecasts and their probability of achievement. The Committee reviews the goals and adjusts them, as it deems appropriate, prior to granting its approval. Once the performance goals are set, they are not subject to change for that plan year without the specific approval of the Board. No adjustments were made to the 2011 goals.

For 2011, the AIP goals were set as follows (subject to adjustment for differences between budgeted and actual metals prices, as described below):

Measure	Weight	Threshold	Target	Maximum
Silver Production	20%	16,011,072 ozs	20,013,840 ozs	24,016,608 ozs
Gold Production	20%	206,877 ozs	295,538 ozs	384,200 ozs
Cash Operating Costs (silver-equivalent ounces)	20%	$6.67/oz	$5.56/oz	$4.44/oz
Operating Cash Flow Before Changes in Working Capital	15%	$553,638	$692,047	$830,457
Capital Expenditures	15%	$155,743	$129,786	$103,829
Safety/Environmental Compliance and Stewardship/Community Relations	10%	B–	B+	A+

For 2011, the threshold and maximum goals for silver production, cash operating costs, operating cash flow and capital expenditures goals represented a +/- 20% variance around target. The goals for gold production represented a wider +/- 30% variance around target, due to the comparatively lower level of maturity of the Company’s gold mining operations that decreased expectations of reliability of the budgeted production levels. Safety, environmental compliance and stewardship and community relations performance are each measured on a grading scale by the Environmental, Health, Safety and Social Responsibility Committee of the Board, based on a discretionary performance assessment that relies on the judgment of the Committee. However, this assessment is based not just on subjective goals but also on several quantifiable objectives, including the following:

•	Safety: reportable and lost time incidents; safety training; safety audit findings and response;

•	Environmental Compliance and Stewardship: number of accidents or incidents; compliance with permits; environmental training; environmental audit findings and response;

•	Community Relations: completion of at least two community relations projects in each location.

All measures pay out at 100% for target performance. All measures but capital expenditures pay out at 50% of target for threshold performance, at 0% of target if threshold performance is not achieved, and at 200% of target for performance that meets or exceeds the maximum, except for the silver production measure which pays out at 150% for performance that meets or exceeds the maximum. Payouts are interpolated for performance between threshold and target and between target and maximum. Payouts for safety, environmental compliance and stewardship and community relations performance are averaged to determine the actual payout. Capital expenditures pays out at 100% of target for performance between threshold and maximum, subject to the Committee’s discretion to adjust the award up or down based on qualitative factors. This approach promotes efficient use of capital while not encouraging under-investment.

Many of the individual objectives established for the executives are objective and quantifiable, which helps to ensure accountability for results. Others, however, are subjective by nature, which requires the exercise of discretion and judgment to assess performance attainment. AIP payouts for individual performance range from 0% to 200% of target, as follows:

Individual Performance Standard	Payout (% of target)
Well Above Expected	200%
Above Expected	150%
Meets Expected	100%
Below Expected	50%
Well Below Expected	0%

AIP Earned Awards:    Following the end of the year, the Committee reviews the Company’s actual performance and determines the extent of goal achievement. The Committee adjusts the cash operating costs and operating cash flow goals to reflect actual metal prices during the year that differed from the assumptions that went into setting the goals. This is done in order to make the goals neutral to fluctuations in the market prices of silver and gold, which are beyond the control of the Company and its executives. The Committee makes this adjustment in the interest of fairness to both the executives and shareholders.

In addition, following the end of the year, the CEO reviews and reports to the Committee the performance of the other executives on their individual objectives and determines the level of achievement compared to target for each executive. The Committee, together with the other independent members of the Board, reviews the performance of the CEO on his individual objectives and determines the level of achievement compared to target. Determining the overall level of achievement for each executive on his or her individual objectives includes a significant discretionary assessment. AIP awards are normally paid in cash no later than March 15 following the end of the AIP plan year, subject to withholding of applicable taxes.

2011 AIP Calculation and Payments:    For 2011, the payout percentage for Company performance was 58% of target, calculated as follows:

Measure	2011 Performance	Payout (% of target)	Weight	Weighted Payout (% of target)
Silver Production	19,078,251 ozs	88%	20%	18%
Gold Production	220,382 ozs	58%	20%	12%
Cash Operating Costs (silver-equivalent ounces)	$9.21/oz	0%	20%	0%
Operating Cash Flow Before Working Capital	$458,899	0%	15%	0%
Capital Expenditures	$120,001	100%	15%	15%
Safety/Environmental Compliance and Stewardship/Community Relations	A–	133%	10%	13%
Total				58%

The level of individual performance achievement for our NEOs in 2011 was assessed as follows:

Named Executive Officer	Individual Performance Achievement (% of target)
Mitchell J. Krebs	150%
Frank L. Hanagarne Jr.	150%
K. Leon Hardy	150%
Kelli C. Kast	105%
Donald J. Birak	110%
Dennis E. Wheeler(a)	0%

(a)	Mr. Wheeler was not eligible for an AIP payout for 2011 because his tenure was completed on July 11, 2011.

Mitchell J. Krebs — President, Chief Executive Officer and Director

In determining the CEO’s individual performance achievement, the Committee, together with the other independent members of the Board, considered their evaluation of Mr. Krebs’ performance against his financial, operational and strategic goals for 2011. The Committee determined that the CEO’s individual performance achievement was 150% of target, noting that under his leadership, the Company had a record setting year in 2011.

Major milestones accomplished in 2011 that were factors in determining Mr. Krebs’ performance included:

•	Achieving net metal sales of $1.0 billion and operating cash flow (before changes in working capital) of $454 million, which were 98% and 147% higher than in 2010, respectively.

•	Working closely with the COO and operations group to increase silver production by 14% and gold production by 40% compared to 2010.

•	Working with the Senior Vice President of Environmental, Health, Safety and Social Responsibility to reduce the Company’s safety incident rate by 30% in 2011 compared to 2010.

•	Leading efforts to modify the Company’s cash and equity incentive programs to provide employees with greater motivation to achieve Company goals and objectives aligned with creating shareholder value.

•

Adding several new executives to provide the professional and technical resources required to operate in a more consistent and predictable fashion, improve the Company’s safety, environmental compliance and stewardship and community relations efforts, and pursue new growth opportunities.

•	Working with the new CFO to reduce total indebtedness by 21% during 2011.

•	Reducing general and administrative expenses by nearly $5 million.

•	Working with the Senior Vice President of Exploration to prepare a 53% increase in the Company’s 2012 exploration budget, primarily targeted at Palmarejo.

•	Working with the Senior Vice President of Exploration to increase year-end silver resources compared to year-end 2010.

•

Designing, implementing, and executing, in conjunction with the COO and operations group, a plan for the Company’s Kensington gold mine to reduce costs, increase production rates, and operate in a more sustainable and efficient manner.

•	Outperforming the peer group in terms of total return to shareholders.

In addition to Mr. Krebs’ 2011 milestones described above, set forth below is a discussion of achievements related to established goals for each NEO who was eligible for an AIP payment for 2011:

Frank L. Hanagarne Jr. — Senior Vice President and Chief Financial Officer

Since joining the Company in October 2011, and given his background, Mr. Hanagarne has provided significant input into the Company’s operations. In addition, Mr. Hanagarne has contributed to the Company’s corporate development efforts due to his unique skill set. He led a reduction in the Company’s current debt in advance of scheduled principal payments by year-end 2011 and worked closely with the executive management team in the development of a plan to achieve significant reductions in general and administrative expenses companywide in 2011 and for 2012.

K. Leon Hardy — Senior Vice President and Chief Operating Officer

Under Mr. Hardy’s leadership, the Company produced a record 19.1 million ounces of silver and over 220,000 ounces of gold in 2011 and all mining operations complied with permits and improved in the areas of safety, health and environmental compliance and stewardship. Mr. Hardy significantly expanded the technical services group to support improved operational consistency. With Mr. Hardy overseeing the technical services group, active mining operations at the Rochester mine in Nevada restarted in the fourth quarter of 2011 and San Bartolomé’s reserves increased mostly due to an ongoing sampling and trenching program. Mr. Hardy further led initiatives geared toward achieving long-term stability at the Kensington Mine at consistent and cost-effective production levels. Mr. Hardy worked with the Chief Financial Officer in the budget process, resulting in a budget that was approved by the Board.

Kelli C. Kast — Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

Ms. Kast provided full legal support to the Company and its subsidiaries, including management and oversight of outside counsel. She supported the business units to ensure compliance with their operations, environmental and other regulatory permits. Ms. Kast handled the Company’s litigation matters worldwide. She spearheaded the Company’s revised organization under Mr. Krebs’ new leadership as well as updates to non-officer long-term and annual incentive compensation to align all levels of the Company with shareholder goals. Ms. Kast worked closely with the Company’s new Chief Financial Officer in developing a plan to reduce overall general and administrative expense. She led efforts to continue identifying and filling key positions in a very competitive market using internal and external resources and communicating these activities and needs.

Donald J. Birak — Senior Vice President, Exploration

Mr. Birak instituted and maintained a high level of exploration activity throughout the year. This program, which accelerated significantly in the second half of 2011, was accomplished by securing drills and personnel in a competitive environment while maintaining a commitment to a favorable employee safety record. Mr. Birak lead a team that found and defined over 67 million contained ounces of silver in mineral resources on the Joaquin prospect in Argentina. Mr. Birak, working with the technical services group, converted resources into reserves at San Bartolomé based on results from an ongoing sampling and trenching program that will continue into 2012. Mr. Birak kept the exploration group’s costs within budgeted levels.

For 2011, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Committee approved annual incentive payments to the NEOs (together with the other independent members of the Board for the CEO) as follows:

	Actual 2011 AIP Payment
Named Executive Officer	$ Amount	% of Salary	% of Target
Mitchell J. Krebs	$267,400	53%	76%
Frank L. Hanagarne Jr.(a)	$29,425	43%	86%
K. Leon Hardy	$134,820	43%	86%
Kelli C. Kast	$108,150	36%	72%
Donald J. Birak	$106,720	37%	74%

Former Executive Officer
Dennis E. Wheeler(b)	$0	0%	0%

(a)	Mr. Hanagarne’s AIP payment was based upon his partial year of service since starting with the Company on October 1, 2011.

(b)	Mr. Wheeler was not eligible for an AIP payment as he resigned effective July 11, 2011.

Discretionary Bonus Payments

The Committee has the discretion to award cash or equity bonuses outside of the parameters of the AIP formula. However, such discretionary bonuses are infrequently awarded. Factors that the Committee may consider in deciding whether to award such bonuses include extraordinary personal or Company achievement or results due to the individual’s leadership, direction or effort, either within or outside of the specific objectives established under the AIP. In connection with the execution of the new employment agreement, effective July 12, 2011, which the Company entered with Mr. Krebs in connection with his promotion to President and Chief Executive Officer, the Company and Mr. Krebs entered a side letter providing for a performance-based cash relocation bonus of $537,262 less withholding taxes. This cash relocation bonus is subject to a repayment obligation if employment terminates for any reason prior to June 30, 2013. The repayment obligation can be reduced over the course of Mr. Krebs’ employment agreement if Mr. Krebs remains employed by the Company and receives Annual Incentive Plan payments equal to or in excess of his Target Annual Bonus. In addition, Mr. Krebs received $76,000 as part of his employment agreement in consideration of his role as President, Chief Executive Officer and Chief Financial Officer until a Chief Financial Officer was retained.

Mr. Hanagarne joined the Company on October 1, 2011 as Senior Vice President and Chief Financial Officer. A sign-on bonus of $170,575 was paid to Mr. Hanagarne recognizing the potential compensation from his prior company he forfeited in joining the Company at this time.

Long-Term Incentive Plan (“LTIP”)

The primary purpose of our long-term incentive plan is to align the interests of our executives with those of our shareholders by rewarding the executives for creating shareholder value over the long term. The LTIP is also an effective vehicle for attracting and retaining executive talent in the highly competitive mining market.

Forms and Mix of Long-Term Incentive Compensation:    The Company’s 2003 Long-Term Incentive Plan provides for the award of stock options and stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and cash-based awards. The Committee generally uses stock options, restricted stock and performance shares in its LTIP grants to executives, with one-third of the total long-term incentive value granted in each of these three forms of equity. The Committee believes that this mix provides alignment with shareholder interests and balances incentive and retention needs, while minimizing share dilution. Stock options provide alignment with shareholder interests by focusing the executives on creating shareholder value over the long-term through share price appreciation. Restricted stock is granted with a three-year ratable service vesting requirement for retention purposes, while also providing alignment with shareholders through actual share ownership. Performance shares are earned based on total shareholder return performance relative to the companies in our peer group.

LTIP grants are made on an annual basis. This enables the Committee to adjust the levels, forms, and mix of long-term incentive grants, as appropriate, to respond to changes in the precious metal mining industry and the broader market, as well as to respond to Company-specific changes and issues. The Committee does not take into account prior equity awards when making annual equity awards to executives.

Timing of Long-Term Incentive Awards:    The Committee typically makes annual long-term incentive grants to the Company’s executives at its regular first quarter meeting, based on the grant levels that were approved by the Committee for the prior year. For 2011, the grants were approved at the December 2010 Committee meeting. Grants to the CEO are approved by all independent members of the Board, instead of the Committee. Grants to the non-CEO executive officers are approved by the Committee, based on the recommendations of the CEO. The Committee meeting date is the effective grant date for equity grants, unless Board approval is required. The exercise price for stock options is the greater of the closing price of the stock on the day of grant (or the next market day if the grant day falls on a weekend or other non-market day) or the par value per share. For executives who are hired or appointed during the year, the Committee recommends compensation levels in connection with the Board’s appointment of the executive and may approve equity grants for the executive. The Committee does not coordinate the timing of equity awards with the release of material, non-public information.

LTIP Grant Levels:    The Committee has established grant levels of long-term incentives for each executive, expressed as a percentage of base salary. The levels are determined based on the competitive market and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance. Internal equity among the executives is also considered, to the extent that executives at the same organizational level will typically have the same LTIP grant percentage. The total value of each executive’s annual LTIP grant is determined by multiplying the LTIP grant percentage previously approved by the Committee by the executive’s base salary in the prior year. For grants made in 2011, the long-term incentive grant values as a percentage of base salary for our NEOs were as follows (unchanged from 2010):

	2011 LTIP Grant		2011 Market Range
Named Executive Officer	% of Salary	$ Amount	50th Percentile	75th Percentile
Mitchell J. Krebs(a)	190%	$577,600	$345,000	$556,000
Frank L. Hanagarne(b)	47.5%	$130,625	$345,000	$556,000
K. Leon Hardy	190%	$598,500	$324,000	$582,000
Kelli C. Kast	190%	$549,100	$254,000	$495,000
Donald J. Birak	190%	$535,800	$295,000	$523,000

Former Executive Officer
Dennis E. Wheeler(c)	310%	$2,002,600	$1,102,000	$1,792,000

(a)	2011 LTIP grant value as a percentage of salary and comparative market data presented for Mr. Krebs are for the position of Senior Vice President and Chief Financial Officer, which he held in January 2011 when the 2011 LTIP grants were awarded.

(b)	Mr. Hanagarne was not an executive of the Company in January 2011 when the regular 2011 LTIP grants were awarded. The LTIP amount shown is for a separate new-hire LTIP grant provided to Mr. Hanagarne upon joining the company on October 1, 2011 and represents 25% of a full-year award for this position and 47.5% of his full year base salary. Comparative market data presented for Mr. Hanagarne are for a regular annual equity grant for the position of Senior Vice President and Chief Financial Officer.

(c)	Mr. Wheeler received the 2011 LTIP grant prior to resignation as President, Chief Executive Officer and Chairman of the Board on July 11, 2011.

Based on the Committee’s 2011 competitive market assessment, the Committee determined that target total compensation opportunity (i.e., 2011 base salary plus target 2011 AIP plus 2011 LTIP grant) for the NEOs and one additional executive was approximately 10%–30% below the intended market positioning. The Committee believed that this shortfall placed the Company at a significant disadvantage in retaining the Company’s executives. The Committee therefore considered and approved a special 2011 Market Adjustment LTIP grant of additional restricted stock for the NEOs and one additional executive. The Committee determined that this grant, combined with the increase in base salaries for 2011 described above, would result in target total compensation opportunities that were consistent with the intended market median to 75th percentile positioning. The terms of the restricted stock granted in connection with the 2011 Market Adjustment LTIP grant are identical to the terms of the restricted stock granted as part of the regular 2011 LTIP grant. The grant values of the 2011 Market Adjustment LTIP granted to the NEOs and as a percentage of the executive’s base salary in the prior year were as follows:

	2011 Market Adjustment LTIP Grant
Named Executive Officer	% of Salary	$ Amount
Mitchell J. Krebs(a)	154%	$444,400
Frank L. Hanagarne(b)	N/A	N/A
K. Leon Hardy	178%	$489,000
Kelli C. Kast	112%	$322,400
Donald J. Birak	132%	$371,200

Former Executive Officer
Dennis E. Wheeler(c)	63%	$405,600

(a)	Grant value as a percentage of salary for Mr. Krebs are for the position of Senior Vice President and Chief Financial Officer, which he held in January 2011 when the 2011 Market Adjustment LTIP grants were awarded.

(b)	Mr. Hanagarne was not an executive of the Company in January 2011 and therefore did not receive a 2011 Market Adjustment LTIP grant.

(c)	Mr. Wheeler received the 2011 Market Adjustment LTIP Grant prior to his resignation as President, Chief Executive Officer and Chairman of the Board on July 11, 2011.

Stock Options:    Stock options represent one-third of the LTIP value granted to the Company’s executives (including our NEOs) in 2011. The number of options granted is determined by dividing the total option grant value by the Black-Scholes value of a single option. The Committee believes that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term business strategies. Stock options are issued at the higher of the par value per share or 100% of the fair market value to assure that executives will receive a benefit only when the stock price increases. Stock options therefore align executives’ interests with those of shareholders. Stock options generally have value for the executive only if the executive remains employed for the period required for the options to vest. Stock options therefore provide retention value. Stock options granted in 2011 vest at a rate of one third per year and expire at the end of ten years (or earlier in the case of termination of employment).

Restricted Stock:    Restricted stock represents one-third of the LTIP value granted to Coeur’s executives (including our NEOs) in 2011. The number of restricted shares granted is determined by dividing the total restricted stock grant value by the higher of the par value per share or the fair market value, as described above. The Committee believes that restricted stock aligns executives’ interests with those of shareholders via actual share ownership, and vesting requirements provide retention value and therefore also continuity in the Company’s senior leadership team. Restricted stock granted in 2011 (including the Market Adjustment LTIP grant) vest at a rate of one third per year based on continued employment with the Company. Restricted stock also balances the more volatile rewards associated with stock options by providing value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of silver and gold). Holders of restricted stock may, if the Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. There are no performance restrictions associated with the grants of restricted stock. The Committee may grant restricted stock with alternative vesting schedules or with performance restrictions as deemed necessary to achieve the desired business goals.

Performance Shares:    Performance shares represent one-third of the LTIP value granted to Coeur’s executives (including our NEOs) in 2011. The target number of performance shares granted is determined by dividing the performance share grant value by the higher of the par value per share or the fair market value, as defined above. Performance is measured over a three-year period in comparison to the peer group described above. Performance shares are earned based on our total shareholder return (“TSR”) performance over a three-year period relative to our peer group. TSR is defined as stock price appreciation plus dividends and any cash-equivalent distributions. TSR is calculated using the three-month average share price at the beginning and end of the period (i.e., three-month averages ending December 31, 2010 and December 31, 2013 for the 2011–2013 grant). This measure is intended to focus the Company’s executives on creating shareholder value, while further aligning executives’ interests with those of shareholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly influenced by realized metal prices. Measuring TSR relative to peers also aligns executives’ interests with those of shareholders by rewarding the creation of shareholder value in excess of what our shareholders could realize by investing in other companies in our industry. For the 2011–2013 performance period, the relative TSR performance scale and the corresponding number of shares that can be earned as a percentage of target were set by the Committee as follows (unchanged from prior performance periods):

Performance Level	TSR Percentile Rank (vs. Peer Group)	Number of Shares Earned (% of Target)
Maximum	75th percentile	200% of target
Target	50th percentile	100% of target
Threshold	25th percentile	25% of target

No performance shares are earned if the Company’s performance is below threshold. The number of performance shares earned is interpolated for relative TSR performance between threshold and target levels and for performance between target and maximum levels. Shares of Coeur common stock are issued to the participant based on the number of performance shares earned. For grants of cash-settled performance units, an equivalent cash payment is made to the participant based on the number of performance units earned.

For the 2009–2011 performance period, the Company performed above the 75th percentile of the peer group and therefore 200% of the target number of performance shares and performance units were earned. The table below sets forth the threshold, target and maximum TSR performance levels for the 2009–2011 performance period, corresponding respectively to the 25th, 50th and 75th percentile TSR performance of the peer group, and the Company’s TSR performance.

Performance Level	2009–2011 Actual TSR (Annualized)	Number of Shares Earned (% of Target)
Maximum (75th percentile)	42.1%	200% of target
Target (50th percentile)	30.8%	100% of target
Threshold (25th percentile)	24.8%	25% of target
Coeur	49.6%	200% of target

The following number of shares and cash-settled performance units were earned and paid to our NEOs in early 2012 for the 2009–2011 performance period:

Named Executive Officer	Number of Shares Earned	# of Cash-Settled Units	Value of Cash- Settled Units Paid
Mitchell J. Krebs	14,522	9,976	$285,214
Frank L. Hanagarne Jr.(a)	0	0	0
K. Leon Hardy	13,786	9,471	$270,747
Kelli C. Kast	13,580	9,330	$266,745
Donald J. Birak	14,522	9,976	$285,214

Former Executive Officer
Dennis E. Wheeler(b)	0	0	0

(a)	Mr. Hanagarne was not employed at the Company at the grant date of this award.

(b)	Mr. Wheeler resigned as President Chief Executive Officer and Chairman prior to the vesting date.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to the Company’s executives is to attract and retain the talent to manage the Company. The Committee intends the type and value of benefits and perquisites offered to be competitive with overall market practices. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2011 Summary Compensation Table set forth in this proxy statement.

The primary benefits for the Company’s executives include participation in the Company’s broad-based plans: the 401(k) and defined contribution retirement plans (which includes matching Company contributions), health and dental coverage, various Company-paid insurance plans, including disability and life insurance, paid time off and paid holidays. The Company also provides certain expatriate benefits and supplementary allowances to its expatriate employees, as the Company deems appropriate and consistent with typical market practices.

With respect to perquisites, the Company prefers to take a minimalist approach. In general, the Company will provide a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value, such as ensuring the health of the executives. In addition, perquisites that promote efficient performance of the Company’s executives are also considered. The limited perquisites the Company provides its executives may include an automobile allowance or Company vehicle and health exams.

Employment Agreements

As of December 31, 2011, the Company had employment agreements with each of its NEOs except for Donald J. Birak, whose employment agreement expired on that date. Each such agreement specifies the terms and conditions of employment, the duties and responsibilities of the executive during the term, the compensation and benefits to be provided by the Company in exchange for the executive’s services, the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment not preceded by a change-in-control of the Company, and the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment that is preceded by a change-in-control of the Company. The Committee believes that such agreements benefit the Company by clarifying the terms of employment and ensuring the Company is protected by non-compete and nondisclosure provisions.

All of the employment agreements and severance and change-in-control provisions were developed by the Company and the Committee based on market and industry competitive practice. The Company periodically reviews, along with the Committee, the benefits provided under the agreements to ensure that they continue to serve the Company’s interests in retaining these key executives, are consistent with market and industry practice, and are reasonable.

Effective August 6, 2010, the Company entered into an amendment to our employment agreement with Mitchell J. Krebs, providing for a term of employment as Senior Vice President and Chief Financial Officer through December 31, 2011. This agreement called for a base salary of $289,000 plus annual incentive compensation. This agreement was superseded by an employment agreement, effective July 12, 2011, which the Company entered into with Mr. Krebs in connection with his promotion to President and Chief Executive Officer. The new agreement calls for a base salary of $500,000 plus annual incentive compensation. Both employment agreements include change-in-control provisions, the currently-effective terms of which are described under “Termination of Employment/Severance and Change-in-Control Arrangements — Change-in-Control Arrangement with Mr. Krebs.”

Effective October 1, 2011, the Company entered into an employment agreement with Frank L. Hanagarne Jr. providing for a term of employment as Senior Vice President and Chief Financial Officer through June 30, 2013. This agreement calls for a base salary of $275,000 plus annual incentive compensation. Mr. Hanagarne’s employment agreement includes change-in-control provisions as described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Change-in-Control Arrangement with Mr. Hanagarne.”

Effective August 2, 2010, the Company entered into an amendment to our employment agreement with K. Leon Hardy, providing for a term of employment as Senior Vice President, Operations through December 31, 2011 at a base salary of $275,000 plus annual incentive compensation. Mr. Hardy was promoted to Senior Vice President and Chief Operating Officer effective September 12, 2011. Effective December 31, 2011, the Company entered a new employment agreement with Mr. Hardy which provides for a term of employment as Senior Vice President and Chief Operating Officer through December 31, 2012 at a base salary of $315,000 plus annual incentive compensation. Both employment agreements include change-in-control provisions, which are described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Change-in-Control Arrangements with Mr. Hardy, Ms. Kast and Mr. Birak.”

Effective August 2, 2010, the Company entered into an amendment to our employment agreement with Kelli C. Kast, providing for a term of employment as Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary through December 31, 2011 at a base salary of $289,000 plus annual incentive compensation. Effective December 31, 2011, the Company entered into a new employment agreement with Ms. Kast which provides for a term of employment as Senior Vice President, General Counsel and Corporate Secretary through June 30, 2012 at a base salary of $250,000 plus annual incentive compensation. Both employment agreements include change-in-control provisions, which are described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Change-in-Control Arrangements with Mr. Hardy, Ms. Kast and Mr. Birak.”

Effective August 2, 2010, the Company entered into an amendment to our employment agreement with Donald J. Birak, providing for a term of employment as Senior Vice President, Exploration through December 31, 2011. This agreement called for a base salary of $282,000 plus annual incentive compensation. Mr. Birak’s employment agreement included change-in-control provisions as described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Change-in-Control Arrangements with Mr. Hardy, Ms. Kast and Mr. Birak.” Although Mr. Birak’s employment agreement has expired, he is covered by the Executive Severance Policy described below.

Effective August 6, 2010, the Company entered into an amendment to our employment agreement with Dennis E. Wheeler, providing for a term of employment as President, Chief Executive Officer and Chairman of the Board through December 31, 2011 unless terminated or modified by the Company by written notice, subject to the terms and conditions of the agreement. Mr. Wheeler’s employment agreement called for a base salary of $646,000 plus annual incentive compensation. Mr. Wheeler resigned as President, Chief Executive Officer and Chairman of the Board on July 11, 2011 and entered into a transition agreement with the Company, the terms of which are described below under “Termination of Employment/Severance and Change-in-Control Arrangements”.

Termination of Employment/Severance and Change-in-Control Arrangements

As of December 31, 2011, the Company had change-in-control arrangements with each of the NEOs, which arrangements provide for certain benefits that would be payable to the executives in the event of certain terminations in connection with a change-in-control.

The Committee believes severance arrangements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market. Regarding the change-in-control provisions, the Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change-in-control that are not provided by the Company’s other compensation programs. The Committee believes that change-in-control benefits, if structured appropriately, serve to minimize the distraction caused by a potential change-in-control transaction and reduce the risk that key talent would leave the Company before a change-in-control transaction closes. The Committee also believes that these provisions motivate executives to make decisions that are in the best interests of the shareholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them stay focused on managing the Company rather than on their own personal employment. The Committee believes that all of these objectives serve the shareholders’ interests.

Each of the following constitutes a change-in-control under the Company’s change-in-control arrangements:

•

any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company;

•

during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;

•	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change-in-control of the Company; or

•	the Company is combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change-in-control will occur or has occurred.

The arrangements provide that in the event the payment provided would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of the Company and the executives to the parachute payment rules.

Dennis E. Wheeler notified the Board of Directors of his decision to resign as President, Chief Executive Officer and Chairman of the Board on July 11, 2011. In recognition of Mr. Wheeler’s leadership, operations and strategic planning experience and in-depth knowledge of the Company and the mining industry, and in order to provide for a smooth transition of management, the Company entered into a transition agreement with Mr. Wheeler, providing for Mr. Wheeler to serve as a consultant to the Company for twelve months following his resignation. Mr. Wheeler had been a director since 1978 and CEO since 1986; accordingly the Board determined that the Company’s interests would be best served by Mr. Wheeler’s continued availability to provide his expertise and historical knowledge. The consulting agreement provided for Mr. Wheeler to be paid a lump sum of $1,000,000, plus reimbursement for office expenses up to an aggregate of $75,000 and continued use of a company vehicle. In addition to the consulting arrangement, Mr. Wheeler received a separation package comprising (i) a lump sum payment of $2.8 million, (ii) all other rights and benefits in which Mr. Wheeler was or became vested pursuant to compensation plans and programs of the Company, including stock option, stock appreciation right, restricted stock, restricted stock unit, performance share and performance unit awards, (iii) continued coverage under the Company’s group health insurance plan of Mr. Wheeler and his eligible dependents for three years and (iv) one Company-paid physical for each of Mr. Wheeler and his spouse at an aggregate expense not to exceed $25,000. Pursuant to the transition agreement, Mr. Wheeler agreed not to compete directly or indirectly with the Company or to solicit employees or customers of the Company for twelve months following his resignation.

Change-in-Control Arrangement with Mr. Krebs

If a change-in-control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by the Company without cause or by the employee for good reason within the 90 days preceding or two years following the change-in-control:

•	a lump sum equivalent to two times the executive’s base salary, target annual incentive bonus and target long-term incentive bonus for the year in which the change-in-control occurs; and

•	continuation of health care benefits for the employee and his or her dependents for up to two years following the change-in-control.

Change-in-Control Arrangement with Mr. Hanagarne

If a change-in-control occurs, Mr. Hanagarne shall be entitled to the benefits described below upon a termination by the Company without cause or by the employee for good reason within the 90 days preceding or two years following the change-in-control:

•	a lump sum equivalent to two times the executive’s base salary and target annual incentive bonus for the year in which the change-in-control occurs; and

•	continuation of health care benefits for the employee and his or her dependents for up to two years following the change-in-control.

Change-in-Control Arrangements with Mr. Hardy, Ms. Kast and Mr. Birak

As of December 31, 2011, if a change-in-control occurs, Mr. Hardy, Ms. Kast and Mr. Birak shall be entitled to the benefits described below only upon a subsequent involuntary termination, whether actual or constructive, of the executive’s employment within the two year period immediately following the change-in-control, for any reason other than termination for cause, disability, death, normal retirement or early retirement:

•	a lump sum equivalent to the executive’s base salary for the two years following the change-in-control;

•

a lump sum equivalent to short-term and long-term bonuses at target levels pursuant to the Company’s then current long-term incentive plan that would have been paid in the two years following the change-in-control;

•	continuation of medical, dental and long-term disability benefits or costs of benefits during the two years following the change-in-control;

•

acceleration of the exercise date and vesting of all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by Coeur under the Company’s long-term incentive plan;

•

continued credit for years of service during the two years following the change-in-control for purposes of determining the executive’s retirement benefits under the Company’s defined contribution and 401(k) retirement plans; and

•	reimbursement of legal fees and expenses incurred as a result of the change-in-control.

In the event of a change-in-control occurring after December 31, 2011, the change-in-control arrangements applicable to Mr. Hardy and Ms. Kast would parallel those payable to Mr. Hanagarne as described above under “Change-in-Control Arrangement with Mr. Hanagarne,” and the change-in-control arrangement applicable to Mr. Birak would be provided by the 2012 Executive Severance Policy described immediately below.

2012 Executive Severance Policy

Effective January 1, 2012, the Company adopted an Executive Severance Policy that provides for certain benefits upon severance for executive officers or key employees designated by the Committee. The Board adopted the Policy in an effort to move toward a uniform program and reduce the number of individual employment and change-in-control agreements with its officers. In connection with a not for cause, involuntary termination, an eligible employee would be entitled to up to one year of continued health care benefits, plus severance pay consisting of the sum of the employee’s base salary, target annual incentive bonus and target long-term incentive bonus. In connection with a not for cause, involuntary termination occurring in connection with a change in control, the employee would be entitled to up to 18 months of continued health care benefits, plus severance pay consisting of 1.5 times the sum of the employee’s base salary and target annual incentive bonus.

Supplementary Compensation Policies

The Committee has established additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market. These specific policies are outlined below.

In late 2010 the Board adopted share ownership guidelines calling for each director to hold common shares equal to three years’ worth of the cash component of the director’s annual retainer. In addition, we require our directors to take one half of their annual retainer in Company common stock. In March, 2012, the Board adopted share ownership guidelines calling for each executive officer to hold common shares requiring vice presidents to hold common shares worth at least one and one-half annual base salary, requiring executive and senior vice presidents to hold common shares worth at least two times annual base salary and requiring the CEO to hold common shares worth at least three times annual base salary, within five years of becoming subject to the guidelines.

As contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee plans to establish clawback and anti-hedging policies. The Company currently plans to adopt such policies during 2012 and is continuing to evaluate the appropriate scope for the policies.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid by a public company to certain of its most highly compensated executives to $1 million, per executive, per year. However, there are exceptions for payments made by a public company due to death, disability, a change-in-control or for those payments that are performance based. The Committee has designed the stock options and performance shares granted to the Company’s NEOs under the 2003 Long-Term Incentive Plan with the intent to qualify under Section 162(m) as performance-based compensation. The Committee also designed the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals with the intent to qualify under Section 162(m). Grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation. The Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

2011 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to all persons serving as our CEO, CFO and the other three most highly compensated officers during 2011 for the years ended December 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Mitchell J. Krebs	2011	$396,204	$613,262	$912,811	$205,694	$267,400	$31,661	$2,427,032
President, Chief Executive	2010	$289,000	$0	$281,059	$134,210	$159,672	$131,609	$995,550
Officer & Director	2009	$262,449	$162,500	$189,860	$79,695	$112,197	$139,202	$945,903
Frank L. Hanagarne, Jr.	2011	$68,750	$170,575	$111,420	$43,469	$29,425	$29,856	$453,495
Senior Vice President &
Chief Financial Officer
K. Leon Hardy	2011	$315,000	$0	$934,724	$195,728	$134,820	$43,583	$1,623,855
Senior Vice President &	2010	$275,000	$0	$246,320	$117,616	$148,500	$41,237	$828,673
Chief Operating Officer	2009	$249,167	$0	$147,563	$75,658	$98,325	$42,824	$613,537
Kelli C. Kast	2011	$300,000	$0	$790,796	$205,694	$108,150	$50,256	$1,454,896
Senior Vice President,	2010	$289,000	$0	$281,059	$134,210	$159,672	$53,205	$917,146
General Counsel, Chief	2009	$258,906	$116,175	$182,428	$74,530	$116,497	$48,236	$796,772
Administrative Officer &
Corporate Secretary(f)
Donald J. Birak	2011	$290,000	$0	$828,290	$200,702	$106,720	$43,669	$1,469,381
Senior Vice President	2010	$282,000	$0	$281,059	$134,210	$141,705	$42,317	$881,291
Exploration	2009	$262,449	$121,000	$189,860	$79,695	$106,292	$43,489	$802,785
Dennis E. Wheeler	2011	$390,086	$0	$2,114,156	$750,185	$0	$3,896,274	$7,150,701
Former President, Chief	2010	$646,000	$0	$1,258,599	$601,016	$571,064	$90,750	$3,167,429
Executive Officer and	2009	$587,633	$279,825	$850,113	$356,864	$359,925	$92,959	$2,527,319
Chairman

Explanatory Notes:

(a)	The dollar value of bonus earned during the fiscal year. Mr. Krebs received a discretionary bonus payment in 2011 on his promotion to President & CEO relating to finalizing his relocation and for continuing to handle the responsibilities of the role of CFO as well as President & CEO until Mr. Hanagarne joined the Company. A sign-on bonus was paid to Mr. Hanagarne recognizing the potential compensation from his prior company he forfeited in joining the Company at the time he did. As previously reported, a one-time discretionary major transaction bonus was awarded to key executives for the successful transaction involving the merger of Bolnisi Gold and Palmarejo Silver & Gold in December 2007. One-half of this major transaction bonus was included in reported 2007 compensation; the second half of this major transaction bonus was paid in early 2009 and is reflected in the above table.

(b)	Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, for the year ended December 31, 2011:

	restricted share award	performance share award
Mr. Krebs	$627,397	$285,414
Mr. Hanagarne	$43,535	$67,885
Mr. Hardy	$663,137	$271,587
Ms. Kast	$505,382	$285,414
Mr. Birak	$549,769	$278,522
Mr. Wheeler	$1,073,103	$1,041,054

Prior year awards have been changed to reflect this aggregate grant date fair value. As explained in the narrative of this proxy statement, the restricted share and restricted share unit awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of the award.

The actual value to the NEO of performance share and performance unit portions of the grants is dependent upon meeting certain performance criteria at the third anniversary of the award, as explained in “Compensation Discussion and Analysis”. The most probable value of the 2011 performance unit grant is shown in the above table, while the maximum value of these 2011 grants is as follows: for Mr. Krebs $366,018; for Mr. Hanagarne $87,070; for Mr. Hardy $348,286; for Ms. Kast $366,018, and for Mr. Birak $357,179. For additional information see Note 15 to the Company’s financial statements.

(c)	The aggregate grant date fair value of option awards, as calculated in accordance with FASB ASC 718, for the year ended December 31, 2011. Prior year awards have been changed to reflect this aggregate grant date fair value. As explained in the narrative of this proxy statement, these awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of the award. For additional information see Note 15 to the Company’s financial statements,

(d)	The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (i.e., amounts earned, not paid out) and all earnings on any outstanding awards. These amounts were paid to the executives on February 21, 2012. The criteria for such awards are described in detail in “Compensation Discussion and Analysis”.

(e)	All other compensation, including perquisites and amounts paid or accrued under termination arrangements. Mr. Krebs, Mr. Hanagarne, Mr. Hardy, Ms. Kast and Mr. Birak received vehicle allowances of $12,453, $3,000, $12,000, $12,000 and $12,000 during the year, respectively. Mr. Hanagarne received relocation benefits in the amount of $22,929 during the year; Mr. Hanagarne and Ms. Kast received $1,122 and $9,474 in travel compensation benefits respectively and Mr. Hanagarne received $2,630 in tax services. The figures also include contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”). All U.S. employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board and may not exceed 15% of the participants’ aggregate compensation. For the year 2011, the contribution was 4%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% of compensation, subject to a maximum contribution of $15,500 and an additional $5,000 catch-up if age 50 or over. The Company contributes an amount equal to 100% of the first 3% of an employee’s contribution and 50% of the next 2% of an employee’s contribution. Defined contributions under the Retirement Plan are fully vested after six years of employment and the Company’s match contribution vests immediately. Retirement benefits under the Retirement Plan are based on a participant’s investment fund account upon retirement. For 2011, each of Messrs. Krebs and Hardy, Ms. Kast and Mr. Birak were credited with an additional contribution based on 5% of their income in excess of the above-referenced Retirement Plan limit of $7,810, $6,416, $8,097, and $7,165 respectively.

All other compensation paid to Mr. Wheeler prior to his resignation on July 11, 2011 included the following: use of a company vehicle; company match to his 401(k) plan of $9,800, a defined contribution as explained above and $38,046 that was in excess of the above referenced Retirement Plan limit. This figure also includes compensation to Mr. Wheeler upon his termination which included $2.8 million severance payment, health examination expenses for him and his wife and continuation of coverage under the Company’s health plan. It also includes $1 million consulting fees and expenses paid to Mr. Wheeler subsequent to his employment.

(f)	On March 11, 2012, Ms. Kast notified the Company of her resignation. To help facilitate a smooth transition of responsibilities, Ms. Kast’s resignation is effective March 31, 2012.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were made to the NEOs during 2011 including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are awards that are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

Name	Grant Date (a)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	All Other Option Awards: Number of Securities Underlying Options (#)(e)	Exercise or Base Price of Option Awards ($/Sh)(f)	Grant Date Fair Value of Stock and Option Award (g)
		Threshold ($)(b)	Target ($)(b)	Maximum ($)(b)	Threshold (#)(c)	Target (#)(c)	Maximum (#)(c)
Mitchell J. Krebs	3/11/2011	72,250	144,500	289,000
	1/3/2011				1,667	6,667	13,334				$285,414
	1/3/2011							22,856			$627,397
	1/3/2011								11,496	27.45	$205,694
Frank L. Hanagarne Jr.	10/1/2011				521	2,083	4,166				$67,885
	10/1/2011							2083			$43,535
	10/1/2011								3249	20.90	$43,469
K. Leon Hardy	3/11/2011	68,750	137,500	275,000
	1/3/2011				1,586	6,344	12,688				$271,587
	1/3/2011							24,158			$663,137
	1/3/2011								10,939	27.45	$195,728
Kelli C. Kast	3/11/2011	72,250	144,500	289,000
	1/3/2011				1,667	6,667	13,334				$285,414
	1/3/2011							18,411			$505,382
	1/3/2011								11,496	27.45	$205,694
Donald J. Birak	3/11/2011	70,500	141,000	282,000
	1/3/2011				1,627	6,506	13,012				$278,522
	1/3/2011							20,028			$549,769
	1/3/2011								11,217	27.45	$200,702
Dennis E. Wheeler	3/11/2011	258,400	516,800	1,033,600
	1/3/2011				6,080	24,318	48,636				$1,041,054
	1/3/2011							39,093			$1,073,103
	1/3/2011								41,927	27.45	$750,185

Explanatory Notes:

(a)	Dates of Grants for 2011 under the AIP and LTIP.

(b)	The applicable range of estimated payouts under the AIP denominated in dollars (threshold, target, and maximum amount).

(c)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by comparison of the Company’s total shareholder returns to its peers. Please refer to the discussion in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Plan (‘LTIP’)”.

(d)	The number of restricted shares granted in the fiscal year that are not required to be disclosed in columns (f) and (g). This column consists of both the annual restricted share grants and the additional market adjusted grant as described above in the “Compensation Discussion and Analysis—Compensation Components—Long Term Incentive Plan (‘LTIP’)”.

(e)	The number of stock options granted in the fiscal year.

(f)	The per-share exercise or base price of the stock options granted in the fiscal year.

(g)	Fair Market Value of stocks and options granted on the award date.

OUTSTANDING EQUITY AWARDS AT 2011 YEAR-END

The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mitchell J. Krebs	1,584	0		$70.90	2/19/2014	32,239	$778,249	26,869	$648,618
	2,843	0		$39.20	2/16/2015
	1,536	0		$51.40	2/20/2016
	2,051	0		$39.90	3/20/2017
	2,183	0		$48.50	1/10/2018
	3,472	6,803		$10.00	2/3/2019
	4,389	8,778		$15.40	3/2/2020
	0	11,496		$27.45	1/3/2021
Frank L. Hanagarne Jr.	0	3,249		$20.90	10/3/2021	2,083	$50,284	2,083	$50,284
K. Leon Hardy	890	0		$39.90	3/20/2017	32,679	$788,871	24,942	$602,100
	947	0		$48.50	1/10/2018
	2,428	0		$24.20	7/8/2018
	0	6,459		$10.00	2/3/2019
	0	7,692		$15.40	3/2/2020
	0	10,939		$27.45	1/3/2021
Kelli C. Kast	1,844	0		$51.40	2/20/2016	27,530	$664,574	26,075	$629,451
	2,632	0		$39.90	3/20/2017
	2,800	0		$48.50	1/10/2018
	10,137	6,362		$10.00	2/3/2019
	4,389	8,778		$15.40	3/2/2020
	0	11,496		$27.45	1/3/2021
Donald J. Birak	2,255	0		$70.90	2/19/2014	29,411	$709,982	26,708	$644,731
	4,047	0		$39.20	2/16/2015
	1,944	0		$51.40	2/20/2016
	2,741	0		$39.90	3/20/2017
	2,916	0		$48.50	1/10/2018
	8,069	6,803		$10.00	2/3/2019
	0	8,778		$15.40	3/2/2020
	0	11,217		$27.45	1/3/2021
Dennis E. Wheeler	0	0				0		0

Explanatory Notes:

(a)	Options that expire 2/19/14 through 2/3/19 are fully vested; options that expire 3/2/20 vest one-third annually beginning 3/2/11; options that expire 1/3/21 vest one-third annually beginning 1/3/12; options that expire 10/3/21 vest one-third annually beginning 10/3/12.

(b)	As to the number of shares of restricted stock granted and unvested: For Mr. Krebs a grant of 22,856 restricted shares vests one-third annually beginning 1/3/12 and 2,419 restricted shares vested 2/03/12. For Mr. Hanagarne a grant of 2,083 restricted shares vests one-third annually beginning 10/3/12. For Mr. Hardy a grant of 24,158 restricted shares vests one-third annually beginning 1/3/12 and 2,297 restricted shares vested 02/03/12. For Ms. Kast a grant of 18,411 restricted shares vests one-third annually beginning 1/3/12 and 2,262 restricted shares vested 2/3/12. For Mr. Birak a grant of 20,028 restricted shares vests one-third annually beginning 1/3/12 and 2,419 restricted shares vested 2/3/12.

As to restricted stock units granted and unvested: For Mr. Krebs 1,662 vested on 2/3/12; 2,651 vested 3/2/12 and 2,651 vest 3/2/13. For Mr. Hardy 1,578 vested on 2/3/12; 2,323 vested 3/2/12 and 2,323 vest 3/2/13. For Ms. Kast 1,555 vested on 2/3/12; 2,651 vested 3/2/12 and 2,651 vest 3/2/13. For Mr. Birak 1,662 vested on 2/3/12; 2,651 vested 3/2/12 and 2,651 vest 3/2/13.

(c)	The total number of performance shares and performance units which do not vest until 3 years from date of grant. Performance shares and performance unit awards that were outstanding as of December 31, 2011 were dated as follows: February 3, 2009; March 2, 2010; October 3, 2011; and January 3, 2012.

(d)	The total value having fair market value at close of business at end of the fiscal year (12/30/2011).

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2011 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mitchell J. Krebs	3,333	$72,326	7,108	$199,071
Frank L. Hanagarne Jr.	—	—	—	—
K. Leon Hardy	7,659	$142,108	6,776	$188,476
Kelli C. Kast	—	—	6,949	$195,039
Donald J. Birak	—	—	7,234	$202,163
Dennis E. Wheeler(c)	107,425	$1,731,572	228,292	$5,740,056

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price) or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date) or upon the transfer of an award for value.

(c)	Mr. Wheeler resigned as President, Chief Executive Officer and Chairman of the Board on July 11, 2011 and his options and stock vested following his resignation.

PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain a defined benefit pension program and does not provide a non-qualified deferred compensation program.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has change-in-control arrangements with each of the current NEOs that provide for certain benefits payable to the executives in the event of a change-in-control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement. See “Termination of Employment/Severance and Change-in-Control Arrangements” in the “Compensation Discussion and Analysis” section above for more detailed information on change-in-control benefits and definitions.

The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment following a change-in-control assuming the triggering event took place after the close of business on December 31, 2011 (i.e., the last business day of 2011) and the price per share of the Company’s shares is the closing market price as of that date.

Name and Principal Position	Cash Severance Payments (a)	Incremental Pension Benefit (present value)	Continuation of Medical/ Welfare Benefits (present value) (b)	Acceleration and Continuation of Equity Awards (unamortized expenses as of 12/31/11) (c)	Excise Tax Gross-up (d)	Total Termination Benefits
Mitchell J. Krebs, President, Chief Executive Officer & Director
• Not for cause — involuntary	$2,050,000	0	$17,299	$562,273	0	$2,629,572
• Death & Disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	4,100,000	0	35,559	562,273	0	4,697,832
Frank L. Hanagarne Jr. Senior Vice President & Chief Financial Officer
• Not for cause — involuntary	990,000	0	13,229	98,919	0	1,102,148
• Death & Disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	1,980,000	0	27,193	98,919	0	2,106,112
K. Leon Hardy, Senior Vice President & Chief Operating Officer
• Not for cause — involuntary	1,071,000	0	13,229	544,751	0	1,628,980
• Death & Disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	2,142,000	0	27,193	544,751	0	2,713,944
Kelli C. Kast, Senior Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary
• Not for cause — involuntary	1,020,000	0	17,299	523,228	0	1,560,527
• Death & Disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	2,040,000	0	35,559	523,228	0	2,598,787
Donald J. Birak, Senior Vice President Exploration
• Not for cause — involuntary	986,000	0	21,957	532,942	0	1,540,899
• Death & Disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	1,972,000	0	45,135	532,942	0	2,550,077
Dennis E. Wheeler, Former President, Chief Executive Officer & Chairman(f)
• Not for cause — involuntary	0	0	0	0	0	0
• Death & Disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control	0	0	0	0	0	0

The benefits payable to an executive in the event of a qualifying termination of employment include the following:

•	continued payment of the executive’s full base salary for one year

•	short-term and long-term bonuses at 100% of the target levels under the AIP and LTIP provided at the time of the termination; and

•	continuation of health care benefits for up to one year or until they become eligible for comparable coverage.

The benefits payable to an executive in the event of a change-in-control and a subsequent qualifying termination of employment within two years following the change-in-control include the following for two years:

•	continued payment of the executive’s full base salary;

•	short-term bonus at 100% of the target levels provided at the time of the termination under the AIP ;

•	continued payment of employee health care benefits or costs of benefits;

•

acceleration of the exercise date and vesting of all outstanding stock options, restricted stock, performance plan awards and performance shares granted under the executive compensation programs described above (this particular benefit is not dependent upon termination); and

•	granting to the executive of continued vesting credit for purposes of determining the executive’s retirement benefits under the Company’s Defined Contribution and 401(k) Retirement Plan.

For all of the NEOs, including the CEO, the agreements provide for special circumstances in the event the payment provided would constitute “parachute payments” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of the Company and of the executives to the parachute payment rules.

Explanatory Notes:

(a)	For termination not for cause and not considered a change in control, cash severance payments consist of base salary, annual incentive plan at target, and cash value of long-term incentive plan at target, for one year. In the case of a termination under a change-in-control, cash severance payments for CEO consist of base salary, annual incentive plan at target and cash value of long-term incentive plan at target for two years; for other NEOs, cash severance payments consist of base salary and annual incentive plan at target for two years.

(b)	Represents the net present value of health plan benefits provided upon termination.

(c)	Represents any unvested stock options, restricted stock, or other equity awards remaining to be expensed. Under 123(4) and provisions of the long-term incentive plan, equity awards are expensed upon the participant reaching retirement age as defined under the plan.

(d)	None of the NEOs are provided with any excise tax gross up.

(e)	Under provisions in the employment contracts of all of the NEOs, the severance payments may be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules. (The reductions for Messrs. Krebs, Hanagarne and Hardy, Ms. Kast and Mr. Birak would be $3,090,464; $0; $466,999; $318,912; and $1,312,980, respectively.)

(f)	Mr. Wheeler resigned effective July 11, 2011. No payout was provided under any change-in-control benefit.

DIRECTOR COMPENSATION

Outside directors receive an annual retainer of $120,000, of which they must take a minimum of $60,000 in the form of common stock. Each director may elect to receive common stock in lieu of cash for up to the entire retainer amount. The directors of the Company are encouraged to hold common stock in the Company, thereby aligning their interests with those of the shareholders. To this end, the Board adopted share ownership guidelines for directors, calling for directors to hold the equivalent of three years of their cash retainer in common shares of the Company. The chairman fee for the Audit Committee is $10,000 per year, and the chairman fees for the Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental, Health, Safety and Social Responsibility Committee are $7,500 per year. Committee members and chairmen receive $1,500 for each Committee meeting attended.

The following table sets forth information regarding the compensation received by each of the Company’s directors during the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Total ($)
L. Michael Bogert	$74,818	$59,978	0	$134,796
James J. Curran	$80,017	$59,978	0	$139,995
Sebastian Edwards	$70,017	$59,978	0	$129,995
Andrew Lundquist	$85,609	$59,978	0	$145,587
Robert E. Mellor	$128,517	$59,978	0	$188,495
John H. Robinson	$98,517	$59,978	0	$158,495
J. Kenneth Thompson	$88,318	$59,978	0	$148,296
Tim Timothy R. Winterer	$70,017	$59,978	0	$129,995

Explanatory Notes:

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees. Mr. Mellor was appointed Chairman of the Board of Directors on July 12, 2011 and was paid an annual Chairman retainer of $150,000 prorated for 2011.

(b)	Each director received no less than one-half of the annual retainer in common stock. Stock is granted in full shares which may not equal exactly $60,000. As of December 31, 2011, no director held shares under outstanding stock awards.

(c)	For awards of stock options, the aggregate grant date fair value is computed in accordance with FAS 123(R). The aggregate number of shares subject to outstanding options held by each outside director as of December 31, 2011, is as follows: L. Michael Bogert — 0, James J. Curran — 2,986, Sebastian Edwards — 0, Andrew Lundquist — 0, Robert E. Mellor — 2,032, John H. Robinson — 3,520, J. Kenneth Thompson — 6,636, and Timothy R. Winterer — 4,252.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Compensation Committee of the Board of Directors

JOHN H. ROBINSON, Chairman

ROBERT E. MELLOR

SEBASTIAN EDWARDS

L. MICHAEL BOGERT

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011 regarding the Company’s equity compensation plans.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)(c)
Equity compensation plans approved by security holders	321,607	$30.20	3,720,817
Equity compensation plans not approved by security holders	—		—
Total	321,607	$30.20	3,720,817

(1)	Amounts include 105,929 performance shares which are issued at the end of the three year service period if certain market conditions are met and the recipient remains an employee of the Company.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

CERTAIN RELATED PERSON TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Policies and Procedures Regarding Related Person Transactions attached to the charter of the Nominating and Corporate Governance Committee, a copy of which is available on our website, www.coeur.com. As more fully explained in these policies, a related person transaction is a consummated or currently proposed transaction in which the Company was or is to be a participant, involving an amount that exceeds $120,000, and in which a related person (i.e., any executive officer, director or nominee for director, or any member of the immediate family of such a person) has or will have a direct or indirect material interest. The Company’s policies and procedures require that the executive officer, director or nominee disclose any such related party transaction to the Nominating and Corporate Governance Committee before, if possible, or as soon as practicable after, the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee becomes aware of the related person transaction. Such executive officer, director or nominee must disclose the particulars of the related party transaction to the Nominating and Corporate Governance Committee, including the identities of the parties, the amount involved in the transaction and the person’s interest in the transaction. The Nominating and Corporate Governance Committee’s decision whether or not to approve or ratify the related person transaction is made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to be or have been contrary to the best interests of the Company.

During 2011, the Company paid the firm BlueWater Strategies LLC, a business and government relations consulting and project managing firm of which Andrew Lundquist, a member of the Company’s Board, is Managing Partner, a total of approximately $150,000 in connection with government relations consulting services primarily relating to our Kensington project in Alaska and Rochester project in Nevada.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coeur’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of such forms furnished to the Company, we believe that for 2011, except for one Form 4 filed by Frank L. Hanagarne Jr., relating to two transactions, filed after its due date and one Form 3 filed by Luther Russell after its due date, all required reports were filed on a timely basis under Section 16(a).

“HOUSEHOLDING” OF PROXY MATERIALS

When multiple shareholders have the same address, the Securities and Exchange Commission permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials (the “Notice”) to them. This process is commonly referred to as “householding”. The company does not participate in householding, but some brokers may for shareholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another shareholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. The company promptly will deliver to a shareholder who received one copy of the Notice or proxy materials as the result of householding a separate copy upon the shareholder’s written or oral request directed to our investor relations department at (208) 665-0345, Coeur d’Alene Mines Corporation, 505 Front Avenue, P.O. Box “I”, Coeur d’Alene, Idaho 83816. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions provided in the Notice.

YEAR 2013 SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2013 Annual Meeting must be received by the Company’s Corporate Secretary, 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83816 no later than the close of business on November 21, 2012 in order for them to be considered for inclusion in the 2013 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company by February 4, 2013. Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

This proxy statement is accompanied by the Company’s 2011 Annual Report to Shareholders, which includes financial statements for the year ended December 31, 2011. The Annual Report is not to be regarded as part of the proxy solicitation materials.

Any shareholder who would like a copy of our 2011 Annual Report on Form 10-K, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coeur d’Alene Mines Corporation, 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83816. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from our website, www.coeur.com, by clicking on “Investors.”

By order of the Board of Directors,

/s/ Mitchell J. Krebs
MITCHELL J. KREBS President, Chief Executive Officer and Director

Coeur d’Alene, Idaho

March 21, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on Monday, May 7, 2012.

COEUR

COEUR D’ALENE MINES CORPORATION

INTERNET http://www.proxyvoting.com/cde

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20592/20587 Fulfillment 20613/20599

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED BELOW, “FOR” ITEMS 2 AND 3, AND OTHERWISE IN THE DISCRETION OF THE APPOINTED PROXY.

Please mark your votes as indicated in this example X

1. ELECTION OF DIRECTORS

Nominees:

01 L. Michael Bogert 06 Robert E. Mellor

02 James J. Curran 07 John H. Robinson

03 Sebastian Edwards 08 J. Kenneth Thompson

04 Mitchell J. Krebs 09 Timothy R. Winterer

05 Andrew Lundquist

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

2. Advisory resolution to approve executive compensation.

3. Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

FOR AGAINST ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

This proxy will be governed by and construed in accordance with the laws of the State of Idaho and applicable federal securities laws.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

You can now access your Coeur d’Alene Mines Corporation account online.

Access your Coeur d’Alene Mines Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Coeur d’Alene Mines Corporation now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-359-8554

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 8, 2012. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://www.proxyvoting.com/cde

FOLD AND DETACH HERE

REVOCABLE PROXY

COEUR D’ALENE MINES CORPORATION

Annual Meeting of Stockholders – May 8, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mitchell J. Krebs or, in his absence, Frank L. Hanagarne Jr., as proxy with full power of substitution, and authorizes him to represent and vote, as provided on the other side, all the shares of Coeur d’Alene Mines Corporation Common Stock which the undersigned is entitled to vote, and, in his discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 8, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

Fulfillment

(Continued and to be marked, dated and signed, on the other side) 20592/20587

20613/20599